Exhibit 3.2

Company number: 44426

THE COMPANIES ACT 1981 OF BERMUDA

VIKING HOLDINGS LTD

THIRD AMENDED AND RESTATED BYE-LAWS

(Adopted by resolution of the Board dated February 8, 2021 and by resolution of the Members dated February 8, 2021 and

effective as of February 8, 2021)

i

25.	Requisitioned General Meetings	40

26.	Notice	41

27.	Giving Notice and Access	41

28.	Postponement of General Meeting	42

29.	Telephonic or Electronic Participation in General Meetings	42

30.	Quorum at General Meetings	42

31.	Chairman to Preside at General Meetings	43

32.	Voting on Resolutions	43

33.	Power to Demand a Vote on a Poll	44

34.	Voting by Joint Holders of Shares	45

35.	Instrument of Proxy	45

36.	Representation of Corporate Member	45

37.	Adjournment of General Meeting	46

38.	Written Resolutions	46

39.	Directors Attendance at General Meetings	47

DIRECTORS AND OFFICERS		47

40.	Election of Directors	47

41.	Number of Directors	47

42.	Term of Office of Directors	47

43.	Alternate Directors	47

44.	Removal of Directors	48

45.	Vacancy in the Office of Director	49

46.	Remuneration of Directors	49

47.	Defect in Appointment	49

48.	Directors to Manage Business	49

49.	Powers of the Board of Directors	50

50.	Register of Directors and Officers	54

51.	Appointment of Officers	54

52.	Appointment of Secretary	54

53.	Duties of Officers	54

54.	Remuneration of Officers	54

55.	Conflicts of Interest	54

56.	Corporate Opportunities	55

57.	Indemnification and Exculpation of Directors and Officers	55

ii

MEETINGS OF THE BOARD OF DIRECTORS		56

58.	Board Meetings	56

59.	Notice of Board Meetings	57

60.	Telephonic or Electronic Participation in Board Meetings	57

61.	Quorum at Board Meetings	57

62.	Board to Continue in the Event of Vacancy	57

63.	Chairman to Preside	57

64.	Written Resolutions	58

65.	Validity of Prior Acts of the Board	58

CORPORATE RECORDS		58

66.	Minutes	58

67.	Place Where Corporate Records Kept	58

68.	Form and Use of Seal	58

ACCOUNTS		59

69.	Books of Account	59

70.	Financial Year End	59

AUDITS		59

71.	Annual Audit	59

72.	Appointment of Auditor	59

73.	Remuneration of Auditor	59

74.	Duties of Auditor	60

75.	Access to Records	60

76.	Financial Statements and Auditor’s Report	60

77.	Distribution of Auditor’s Report	60

78.	Vacancy in the Office of Auditor	61

VOLUNTARY WINDING-UP AND DISSOLUTION		61

79.	Winding-Up	61

CHANGES TO CONSTITUTION		61

80.	Changes to Bye-laws	61

81.	Changes to the Memorandum of Association	61

82.	Amalgamation and Merger	61

83.	Discontinuance	62

iii

INTERPRETATION

1.	Definitions

1.1	In these Bye-laws, the following words and expressions shall, where not inconsistent with the context, have the following meanings, respectively:

Act	the Companies Act 1981 as amended from time to time;

Affiliate

in relation to a body corporate, its Subsidiaries, Holding Companies and Subsidiaries of its Holding Companies; in relation to partnerships, its partners and their Affiliates; and any person that directly or indirectly controls, is controlled by or is under common control with such person, including any officer or director of such person; provided that with respect to any Member, “Affiliate” shall not include any portfolio investment companies or any third-party managed pooled investment vehicles (or their portfolio investment companies) in which such Member or any of the Member’s Affiliates is invested;

Alternate Director	an alternate director appointed in accordance with these Bye-laws;

Approved Sale	the meaning given in Bye-law 16.1;

Auditor	includes an individual or partnership;

Board	the board of directors appointed or elected pursuant to these Bye-laws and acting by resolution in accordance with the Act and these Bye-laws;

Board Representative	the meaning set forth in the Investor Rights Agreement;

Business Day

any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York, New York, are authorised or required by law, regulation or executive order to close;

Chairman	the chairman of the Company appointed by the Members in accordance with these Bye-laws;

Clear Days	in relation to the period of a Notice, that period excluding the day when the Notice is given or deemed to be given and the day for which it is given or on which it is to take effect;

Closing	the closing of the transactions contemplated by the Subscription Agreement;

Company	the company for which these Bye-laws are approved and confirmed;

Company Liquidity

the aggregate amount of cash and cash equivalents, other than restricted cash, of the Company and its Subsidiaries, in each cased as determined pursuant to International Financial Reporting Standards, as issued by the International Accounting Standards Board;

Conversion Event

any of the following:

(a)   the consummation of a Qualified IPO; or

(b)   upon the receipt by the Company of the written consent of holders of at least 75% of the issued and outstanding Series C Preference Shares, voting as a class;

CPP	Canada Pension Plan Investment Board, a Canadian corporation;

Current Market Price

the fair market value of an Ordinary Share, which shall mean (a) if the Ordinary Shares are traded on a globally recognised securities exchange, the Current Market Price of the Ordinary Shares shall be deemed to be the average of the closing or last reported sale prices of the Ordinary Shares on such exchange or market as in a reputable source over the five (5)-trading day period ending five (5) Business Days prior to the date of determination; (b) if otherwise traded in an over-the-counter market, the Current Market Price of the Ordinary Shares shall be deemed to be the average of the closing ask prices of the Ordinary Shares as quoted in the Over-The-Counter Market Summary over the five (5)-trading day period ending five (5) Business Days prior to the date of determination; or (c) if neither clause (a) nor (b) above is applicable, the Current Market Price shall be the highest price that the Company could obtain as of the date of determination in an arms’-length transaction from a willing non-Affiliate buyer as reasonably determined by the Board (provided that in the case of this clause (c) such determination shall not give effect to or take into account any “minority discount,” “liquidity discount” or any similar discount);

De Minimus Affiliate Transaction	the meaning given in Bye-law 49.3(c);

Designated Appraisers	the meaning given in Bye-law 4.7.8(b);

Director	a director of the Company and shall include any Alternate Director;

Dividend Cap

(i) with respect to the first Series C Dividend Payment Date following the date hereof, $27,774,779.77, (ii) with respect to the second Series C Dividend Payment Date following the date hereof, $ $22,220,995.74 and (iii) with respect to each subsequent Series C Dividend Payment Date, (A) the Dividend Cap as in effect on the previous Series C Dividend Payment Date, multiplied by (B) 1.03;

Equity Securities

means (i) any Shares or other equity securities of the Company or its Subsidiaries or other securities convertible into or exercisable or exchangeable for Shares or other equity securities of the Company or its Subsidiaries or (ii) any right, warrant or option to acquire any Shares or other equity securities of the Company or its Subsidiaries or other securities convertible into or exercisable or exchangeable for Shares or other equity securities of the Company or its Subsidiaries;

Excluded Issuances

any issuances of (i) Ordinary Shares or Ordinary Share Equivalents pursuant to an employee or director stock option or incentive compensation, bonus or similar plan, or upon the exercise of any such Ordinary Share Equivalents, (ii) Ordinary Shares or Ordinary Share Equivalents pursuant to any registered public offering, (iii) Ordinary Shares or Ordinary Share Equivalents pursuant to any merger, amalgamation, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalisation, reconstruction, share exchange, business combination or similar transaction or any other direct or indirect strategic acquisition by the Company, in each case where the Company’s issuance of securities is not for the purpose of raising capital, (iv) Ordinary Shares pursuant to exercises of the Warrants and (v) any shares in connection with an Excluded Matter;

Excluded Matters	(a) a Qualified IPO (excluding any transaction with a special purpose acquisition company or “blank check” company) occurring after June 1, 2023;

(b) the declaration or payment of dividends in accordance with the terms of these Bye-laws;

(c) any transfer of funds between or among the Company and any of its wholly owned Subsidiaries or between or among any of the Company’s wholly owned Subsidiaries (provided that Subsidiaries shall be deemed to be wholly owned notwithstanding any director-qualifying shares or similar as required under such Subsidiary’s jurisdiction of organization);

(d) any debt financing or any transaction contemplated by Bye-law 4.7.8(d)(i)(b), in each case, the proceeds of which are used to fund in full, alone or in combination with other amounts, a Series C Redemption pursuant to Bye-law 4.7.8(d) or (g);or

(e) any equity financing, the proceeds of which are used to fully redeem 100% of the then-issued and outstanding Series C Preference Shares in connection with a Series C Redemption pursuant to Bye-law 4.7.8(d) or (g);

Exit Process

means a process initiated pursuant to Bye-law 4.7.8(g) involving a bona fide competitive sales process with respect to the Company in accordance with Bye-law 16 or a “dual track” process that pursues simultaneously both a bona fide competitive sales process and an IPO in accordance with clauses (i) and (ii) of Bye-law 4.7.8(g);

Financial Advisor Governmental Entity	the meaning given in Bye-law 49.5; the meaning given in Bye-law 16.1;

Holding Company	the meaning given in the definition of “Subsidiary”;

Indebtedness	the meaning set forth in the VCL Indenture;

Interested Director	the meaning given in Bye-law 55.2;

Investor Rights Agreement

that certain Second Amended and Restated Investor Rights Agreement, dated as of the date hereof, by and among the Company, Viking Capital and the Investors, as it may be amended, or amended and restated, and in effect from time to time;

Investors	the Investors named in the Investor Rights Agreement, each referred to individually as an “Investor”;

IPO

a transaction, including an initial underwritten public offering of Ordinary Shares on a firm commitment basis, following which the Ordinary Shares are listed and traded on one of the New York Stock Exchange, the NASDAQ Stock Exchange or any other globally recognised securities exchange as agreed among the Company, Viking Capital and the Investors;

Issuance Notice	the meaning given in Bye-law 4.9(b);

Jointly Selected Appraiser	the meaning given in Bye-law 4.7.8(b);

Junior Shares

the Preference Shares, Ordinary Shares, Non-Voting Ordinary Shares, Special Shares and any other capital shares that rank junior to the Series C Preference Shares as to the payment of dividends and as to distributions upon liquidation;

Liquidation Event

any of the following, in any transaction or series of related transactions:

(a) the sale (including by way of sale of issued and outstanding Shares), liquidation, dissolution or winding-up of the Company or Viking Cruises ltd or other current or future material subsidiary of the Company;

(b) any merger, amalgamation, consolidation, reconstruction, business combination or similar transaction involving the Company or Viking Cruises Ltd or other current or future material subsidiary of the Company; or

(c) the sale of all or substantially all of the assets of the Company or Viking Cruises Ltd or other current or future material subsidiary of the Company; unless, in the case of sub-clauses (b) and (c), the Members immediately prior to any such transaction own at least 50% of the surviving entity or the acquiring entity immediately following completion of such transaction;

Material Subsidiary	any Subsidiary of the Company which (together with such Subsidiary’s Subsidiaries) represents ten percent (10%) or more of the net income for the trailing four quarters or, on a book value basis, ten percent (10%) or more of the assets of the Company and its Subsidiaries, taken as a whole.

Member

the person registered in the Register of Members as the holder of shares in the Company and, when two or more persons are so registered as joint holders of shares, means the person whose name stands first in the Register of Members as one of such joint holders or all of such persons, as the context so requires;

Members’ Authorisation	the meaning given in Bye-law 2.3;

Net Book Value

at the relevant time, the consolidated shareholders equity of the VHL Group as disclosed in the most recent annual audited accounts divided by the total number of issued and outstanding Shares of all classes as at the date of such accounts;

New Securities	the meaning given in Bye-law 4.9(a);

Non-Voting Ordinary Shares	the meaning given in Bye-law 4.1;

Notice	written notice as further provided in these Bye-laws unless otherwise specifically stated;

Offered Shares	the meaning given in Bye-law 13.1;

Offeror	the meaning given in Bye-law 15.1;

Officer	any person appointed by the Board to hold an office in the Company;

Ordinary Share Equivalents	any warrant, right or option to acquire any Ordinary Shares or any securities convertible into or exchangeable for Ordinary Shares;

Ordinary Shares	the meaning given in Bye-law 4.1;

Permitted Business

(i) any businesses, services or activities engaged in by the Company or any of its Subsidiaries as of the date hereof and (ii) any businesses, services and activities engaged in by the Company or any of its Subsidiaries that are substantially related, complementary, incidental, ancillary or similar to any of the foregoing or are extensions or developments of any thereof;

Permitted Indebtedness	any Indebtedness not to exceed $35,000,000 incurred in the ordinary course of business; provided that ship financing shall not constitute Indebtedness incurred in the ordinary course of business;

Permitted Transfers

with respect to any Transfer of Shares by Viking Capital or any holder of Series C Preference Shares (or the Ordinary Shares issuable upon conversion thereof), any Transfer of Shares to (i) any Affiliate of the transferor’ provided that such Affiliate is not a competitor of the Company or any of its Subsidiaries, (ii) following the earlier of (1) the conversion of all of the Series C Preference Shares and (2) October 20, 2023, any partner or member of such Member, to the extent any Transfer is made pro rata to all partners or members pursuant to in-kind distributions pursuant to the applicable partnership or limited liability company agreement of such person, (iii) the Company and its controlled Affiliates, and (iv) any member of the Viking Capital Group;

PMI-3	CPP Investment Board PMI-3 Inc., a Canadian corporation and wholly owned subsidiary of CPP;

Preference Shares	the meaning given in Bye-law 4.1;

Preference Share Liquidation Preference	US$10.00 per share in relation to any Preference Shares, as adjusted in accordance with Bye-law 4.5;

Preferential Dividend

in respect of each financial year of the Company, a cumulative cash dividend per Preference Share equal to the higher of: (a) the dividend or dividends per share paid on each Ordinary Share in respect of that financial year; and (b) US$0.30 per share multiplied by the number of days the Preference Shares are in issue in that financial year and divided by 365;

Qualified IPO

an IPO in which the Company sells a number of Ordinary Shares to the public that represents at least 15% of the equity value of the Company, with an initial public offering price per Ordinary Share (net of underwriters’ discounts and selling commissions) at least equal to $300.00 per Ordinary Share (as adjusted for any recapitalization, split, combination or the like effected following the date hereof and prior to or in connection with such IPO), and the listing of the Ordinary Shares on the New York Stock Exchange, the NASDAQ Stock Exchange or any other globally recognised securities exchange as agreed in accordance with the terms of the Investor Rights Agreement;

Qualifying Ownership Interest	the meaning given in the Investor Rights Agreement;

Redemption Notice	the meaning given in Bye-law 4.7.8(a);

Redemption Price Determination Date	the meaning given in Bye-law 4.7.8(a);

Register of Directors and Officers	the register of directors and officers referred to in these Bye-laws;

Register of Members	the register of members referred to in these Bye-laws;

Requisite Investor Approval

(i) for as long as TPG or its Affiliates (excluding the Company or its Subsidiaries) owns a Qualifying Ownership Interest, the consent of TPG and (ii) for as long as PMI-3 or its Affiliates (excluding the Company or its Subsidiaries) owns a Qualifying Ownership Interest, the consent of PMI-3;

Rescue Indebtedness Resident Representative	the meaning given in Bye-law 49.5; any person appointed to act as resident representative and includes any deputy or assistant resident representative;

ROFO Offer	the meaning given in Bye-law 14.1;

ROFO Offeree	the meaning given in Bye-law 14.1;

ROFO Offeror	the meaning given in Bye-law 14.1;

ROFR Notice	the meaning given in Bye-law 13.1;

ROFR Permitted Transfer

with respect to any Transfer of Shares by a Member other than Viking Capital, any holder of Series C Preference Shares or any holder of Ordinary Shares issued upon the conversion of any Series C Preference Shares, any Transfer of Shares (i) to the Company and its controlled Affiliates or (ii) in connection with an Excluded Matter;

Secretary

the person appointed to perform any or all of the duties of secretary of the Company and includes any deputy or assistant secretary and any person appointed by the Board to perform any of the duties of the Secretary;

Selected Proposal	the meaning given in Bye-law 49.5;

Series C Conversion Price	US$200.00, which is the initial conversion price, subject to adjustment pursuant to Bye-law 4.7.5;

Series C Conversion Rate	the meaning given in Bye-law 4.7.3;

Series C Dividend Payment Date	the meaning given in Bye-law 4.7.2(a);

Series C Issue Date	the date on which the Series C Preference Shares are originally issued;

Series C Liquidation Preference	US$200.00 per Series C Preference Share, as adjusted in accordance with Bye-law 4.7.2(a);

Series C Preference Shares	the meaning given in Bye-law 4.1;

Series C Preferential Dividend	the meaning given in Bye-law 4.7.2(a);

Series C Redemption	the meaning given in Bye-law 4.7.8(a);

Series C Redemption Date	the meaning given in Bye-law 4.7.8(a);

Series C Redemption Price	the meaning given in Bye-law 4.7.8(a);

shares	includes the Shares and any shares authorised by the Company from time to time;

Shares	Series C Preference Shares, Preference Shares, Ordinary Shares, Non-Voting Ordinary Shares and/or Special Shares;

Special Resolution

the meaning given in Bye-law 30.2 and applied to any of the following resolutions put to a vote at a general meeting of the Company (or by a written resolution permitted by these Bye-laws):

(a) an alteration to the Company’s memorandum of association;

(b) an alteration to these Bye-laws;

(c) an increase in the authorised share capital of the Company (other than in connection with an Excluded Matter);

(d) a reduction of the authorised share capital of the Company (other than in connection with an Excluded Matter);

(e) the creation of any new class of share (other than in connection with an Excluded Matter); or (f) the winding up of the Company;

Special Shares	the meaning given in Bye-law 4.1;

Subscription Agreement

the Subscription Agreement, dated as of November 5, 2020, by and among the Company, CPP, TPG and Viking Capital (as amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms thereof);

Subsidiary

in relation to a company (the “Holding Company”), any other company in which the Holding Company (or a person acting on its behalf) directly or indirectly holds or controls either (a) a majority of the voting rights exercisable at shareholder meetings of the company, or (b) the right to appoint or remove directors having a majority of the voting rights exercisable at meetings of the board of directors of the company. Any company which is a Subsidiary of another company is also a Subsidiary of that company’s Holding Company;

Tag Notice	the meaning given in Bye-law 15.1;

Target Redemption Date	the meaning given in Bye-law 4.7.8(c);

Third Party	the meaning given in Bye-law 13.1;

Third Party Offer	the meaning given in Bye-law 13.1;

TPG	TPG VII Valhalla Holdings, L.P., an exempted limited partnership registered in the Cayman Islands;

Transfer	any direct or indirect, voluntary or involuntary transfer, sale, gift, pledge, hypothecation, assignment or other disposition as appropriate in the context;

Treasury Share	a share of the Company that was or is treated as having been acquired and held by the Company and has been held continuously by the Company since it was so acquired and has not been cancelled;

Unaffiliated Offeree	the meaning given in Bye-law 15.1;

VCL Indenture	the Indenture, dated as of May 8, 2015, among Viking Cruises Ltd, the guarantors party thereto and The Bank of

New York Mellon Trust Company, N.A., a national banking association, as trustee, as in effect on the date of adoption of these Bye-laws;

VHL Group	the Company and its Subsidiaries;

Viking Capital	Viking Capital Limited, a company incorporated in the Cayman Islands with company number CT-248737;

Viking Capital Group	any Holding Company of Viking Capital, any Subsidiary of any Holding Company of Viking Capital or any Subsidiary of Viking Capital;

Viking Capital Closing Ownership

the number of Shares that Viking Capital owned immediately following the Closing; provided that such calculation shall give pro forma effect to any repurchase by the Company pursuant to Section 1.2 of the Subscription Agreement of Ordinary Shares or Non-Voting Ordinary Shares held by Viking Capital regardless of whether such repurchase was effected on or after the Closing;

Voting Shares	Ordinary Shares, Special Shares, Series C Preference Shares and, if the holder is entitled to vote in accordance with these Bye-laws, Preference Shares;

Warrants

means each of the warrants to purchase Ordinary Shares executed at the Closing between Viking Capital and the Company as each may be amended, or amended and restated, and in effect from time to time, including any replacement warrants issued upon partial exercise of a warrant.

1.2	In these Bye-laws, where not inconsistent with the context:

(a)	words denoting the plural number include the singular number and vice versa;

(b)	words denoting the masculine gender include the feminine and neuter genders;

(c)	words importing persons include companies, associations or bodies of persons whether corporate or not;

(d)	the words:

(i) “may” shall be construed as permissive; and

(ii) “shall” shall be construed as imperative; and

(e)	unless otherwise provided herein, words or expressions defined in the Act shall bear the same meaning in these Bye-laws.

1.3

In these Bye-laws expressions referring to writing or its cognates shall, unless the contrary intention appears, include facsimile, printing, lithography, photography, electronic mail and other modes of representing words in visible form.

1.4	Headings used in these Bye-laws are for convenience only and are not to be used or relied upon in the construction hereof.

SHARES

2.	Power to Issue Shares

2.1

Subject to these Bye-laws and any resolution of the Members to the contrary, and without prejudice to any special rights conferred on the holders of any existing Shares or class of Shares, the Board shall have the power to issue any unissued shares in such classes and/or series and on such terms and conditions as it may determine and any shares, class or series of shares may be issued with such preferred, deferred or other special rights or such restrictions, whether in regard to dividend, voting, return of capital, or otherwise as the Company may by resolution of the Board prescribe.

2.2

Subject to the Act, any Preference Shares may be issued as or converted into Shares that (at a determinable date or at the option of the Company or the holder) are liable to be redeemed on such terms and in such manner as may be determined by the Board (before the issue or conversion).

2.3	[Reserved.]

2.4

For as long as Viking Capital is a Member, the Board may not authorise the issuance of any shares, nor shall the Company issue any shares (in each case, other than Ordinary Shares issued upon a conversion of the Series C Preference Shares), to an existing or future Member or group of Affiliated Members (other than Viking Capital) if such Member or group of Affiliated Members would, as a result of such issuance, own five percent or more of the issued and outstanding Shares of the Company, without the prior written consent of Viking Capital.

3.	Power of the Company to Purchase its Shares

3.1

The Company may purchase its own shares for cancellation or to acquire them as Treasury Shares in accordance with the Act on such terms as the Board shall think fit (including, but not limited to, as set out in Bye-law 3.2). The Board may exercise all the powers of the Company to purchase or acquire all or any part of its own Shares in accordance with the Act.

3.2

The Company shall have the right, within 90 days after the date on which the service or the employment of the holder of Non-Voting Ordinary Shares with the VHL Group ceases, to repurchase his or her Non-Voting Ordinary Shares by paying the Net Book Value of the

Non-Voting Ordinary Shares, either in cash or by cancellation of purchase money indebtedness. Concurrently with the payment of the purchase price by the Company, the holder of the Non-Voting Ordinary Shares shall deliver to the Company the certificates (if any) representing such Non-Voting Ordinary Shares free and clear of all liens, claims, pledges, rights of first refusal, pre-emptive rights or other encumbrances or restrictions of any kind (other than as set forth in these Bye-laws), together with all such documents required to Transfer them to the Company (including, but not limited to, an instrument of Transfer in the form set out in Bye-law 11).

3.3

All the rights attaching to a Treasury Share shall be suspended and shall not be exercised by the Company while it holds such Treasury Share and, except where required by the Act, all Treasury Shares shall be excluded from the calculation of any percentage or fraction of the share capital, or Shares, of the Company.

4.	Rights Attaching to Shares

4.1

As at the date of the adoption of these Bye-laws, the share capital of the Company shall be divided into the following: (i) ordinary shares of par value US$0.01 each (the “Ordinary Shares”), (ii) non-voting ordinary shares of par value US$0.01 each (the “Non-Voting Ordinary Shares”), (iii) preference shares of par value US$0.01 each (the “Preference Shares”), (iv) voting Series C preference shares of par value US$0.01 each (the “Series C Preference Shares”), and (vi) special shares of par value US$0.01 each (the “Special Shares”).

4.2

Subject to Bye-law 2.3, the Board is authorised to provide for the issue of Ordinary Shares, Non-Voting Ordinary Shares and Special Shares, each in one or more series, and to establish from time to time the number of Shares to be included in each such series and the distinctive designation of that series. The Board is authorised to provide for the issue of Series C Preference Shares, and each Series C Preference Share shall be identical in all respects to every other Series C Preference Share. The Series C Preference Shares shall, subject to these Bye-laws, have the rights and limitations set forth in Bye-laws 4.4 and 4.7. All series of Ordinary Shares shall together constitute one and the same class of Ordinary Share, all series of Non-Voting Ordinary Shares shall together constitute one and the same class of Non-Voting Ordinary Share, all series of Preference Shares shall together constitute one and the same class of Preference Share, and all series of Special Shares shall together constitute one and the same class of Special Share. Each series of Preference Shares shall be distinguished by the premium payable on the issue of the Preference Shares of that series and the date from which any dividend thereon shall start to accrue.

4.3	As at the date of adoption of these Bye-laws, the authorised share capital of the Company is US$571,200 divided into:

40,000,000 Ordinary Shares;

3,000,000 Non-Voting Ordinary Shares;

1,000,000 Preference Shares;

7,120,000 Series C Preference Shares; and

6,000,000 Special Shares.

4.4

The Ordinary Shares, Non-Voting Ordinary Shares, Preference Shares and Special Shares shall, subject to the provisions of these Bye-laws, have the following rights and be subject to the following limitations:

(a)	Voting:

i.	Holders of Ordinary Shares shall be entitled to receive Notices of and attend general meetings of the Company and to one vote in respect of each such share;

ii.

Subject to Bye-laws 4.4(a)(iii) and 18, and save where a resolution is proposed at a general meeting of the Company to vary the Preferential Dividend or the Preference Share Liquidation Preference (whereupon the Preference Shares shall entitle their holders to receive Notice of and attend a class meeting convened for the purpose of considering such variation and have one vote per Preference Share on such resolution), the Preference Shares shall not entitle the holders thereof to vote at general meetings of the Company but the holders of Preference Shares shall be entitled to receive Notices of general meetings and to attend thereat;

iii.

If at any time the Preferential Dividend has not been paid in full for two consecutive financial years, the holders of Preference Shares shall be entitled to receive Notice of and to attend and vote at general meetings of the Company and shall be entitled to one vote per Preference Share together with the holders of Ordinary Shares as a single class. Once any arrears of Preferential Dividend have been paid in full, the entitlement to receive Notice of and to attend and vote at general meetings conferred by this Bye-law shall cease;

iv.	Holders of Special Shares shall be entitled to receive Notices of and attend general meetings of the Company and to 10 votes in respect of each such share; and

v.	Holders of Non-Voting Ordinary Shares shall not be entitled to receive Notice of, attend or vote at general meetings of the Company.

(b)	Income:

Subject to there being reasonable grounds for believing that the Company is, and will after the payment be, able to pay its liabilities as they become due, or that the realisable value of the Company’s assets will not thereby be less than the aggregate of its liabilities:

i.

subject to Bye-law 4.4(b)(iv), Bye-law 4.5 and Bye-law 4.7.8(c), the holders of Ordinary Shares and Special Shares shall be entitled to receive such dividends as the Board may from time to time declare on Ordinary Shares and Special Shares proportionately according to the number of such Shares held;

ii.

subject to Bye-law 4.4(b)(iv) and Bye-law 4.7.8(c), the holders of Preference Shares shall be entitled to receive a Preferential Dividend which, if declared and paid in any financial year, shall be paid within six months from the end of that financial year. Preferential Dividends shall begin to accrue and accumulate from the date of issue of the Preference Shares in question whether or not in any financial year there are funds of the Company legally available for the payment of such dividends and whether or not such dividends have been declared; and

iii.	the holders of Non-Voting Ordinary Shares shall not be entitled to receive any dividends or other distributions from the Company.

iv.

For so long as any Series C Preference Shares remain issued and outstanding, the Company shall not declare or pay any dividends to Junior Shares pursuant to Bye-law 4.4(b)(i) or Bye-law 4.4(b)(ii) or otherwise, unless:

(a)

(i) such dividends are declared and paid on a Series C Dividend Payment Date, (ii) the Series C Preferential Dividends payable on such Series C Dividend Payment Date and for all prior periods have been paid in full, whether in cash or by accretion to the Series C Liquidation Preference, as permitted by these Bye-laws, and (iii) such dividends on such Series C Dividend Payment Date pursuant to Bye-law 4.4(b)(i) and Bye-law 4.4(b)(ii) do not in the aggregate exceed the Dividend Cap in effect as of such Series C Dividend Payment Date (with any amounts accreted to the Preference Share Liquidation Preference not being counted towards the Dividend Cap); provided, further, that (1) if any portion of the Series C Preferential Dividends payable on such Series C Dividend Payment Date have been paid in cash, then an equivalent portion of any dividends declared or paid pursuant to Bye-law 4.4(b)(i) and Bye-law 4.4(b)(ii) on such Series C Dividend Payment Date shall be paid in cash; and (2) if any portion of the Series C Preferential Dividends payable on such Series C Dividend Payment Date have been paid by accretion to the Series C Liquidation Preference, then an equivalent portion of any dividends declared or paid pursuant to Bye-law 4.4(b)(i) or Bye-law 4.4(b)(ii) on such Series C Dividend Payment Date shall be paid by the issuance of additional Ordinary Shares (in the case of dividends paid on Ordinary Shares pursuant to Bye-law 4.4(b)(i)), additional Special Shares (in the case of dividends paid on Special Shares pursuant to Bye-law 4.4(b)(i)) or additional Preference Shares (in the case of dividends paid pursuant to Bye-law 4.4(b)(ii)), in each case, with such additional shares to be issued at a price per share equal to $200.00; provided that, in the event that a dividend is declared by the Board payable in respect of both the Series C Preference Shares and the Ordinary Shares and/or the Preference Shares and where the Company only has sufficient reserves to pay all of the Series C Preferential Dividend, but not all of the Ordinary Share and Preference Share dividend, the Company shall be permitted to pay the shortfall of the Ordinary Share and Preference Share dividend in whole or in part (x) in cash at any time prior to the subsequent Series C Dividend Date as the Company has sufficient reserves to do so, at the sole discretion of the Board at all times in accordance with applicable law and these Bye-laws or (y) in Ordinary Shares on the Business Day immediately prior to the subsequent Series C Dividend Date if the Company shall not have sufficient reserves to pay such dividend in cash prior or before such date; or

(b)	such dividends have been approved by an affirmative vote of the holders of at least a majority of the issued and outstanding Series C Preference Shares.

(c)	Capital:

On a return of assets, on liquidation or otherwise, the surplus assets of the Company available for distribution among the Members shall be applied:

i.

first, in paying to the holders of Series C Preference Shares, all arrears of Series C Preferential Dividends, on the basis that the date on which the Company goes into liquidation or otherwise the date of the return of assets is the end of a financial year of the Company, pro rata to the Series C Preference Shares; and

ii.	second,

a.

if the balance available for distribution is less than the aggregate of all Series C Liquidation Preferences, in paying the balance among the holders of the Series C Preference Shares, pro rata according to the Series C Liquidation Preferences on their Series C Preference Shares; or

b.

if the balance available for distribution exceeds the aggregate of all Series C Liquidation Preferences, in paying the balance among the holders of the Preference Shares, Series C Preference Shares, Ordinary Shares, Non-Voting Ordinary Shares and Special Shares according to the numbers of such shares held (on an as converted basis); provided that the holders of Series C Preference Shares shall receive the aggregate of all Series C Liquidation Preferences and, only after payment of all Series C Liquidation Preferences, the holders of the Preference Shares shall receive the aggregate of all Liquidation Preferences.

For the avoidance of doubt, in connection with any distribution pursuant to this Bye-law 4.4(c), each Series C Preference Share shall be entitled to receive the greater of (i) the Series C Liquidation Preference with respect to such Series C Preference Share plus any accrued but unpaid Series C Preferential Dividends thereon or (ii) such amount per Series C Preference Share as would have been payable had all Series C Preference Shares been converted into Ordinary Shares pursuant to Bye-law 4.7.3 immediately prior to such return of assets, liquidation or otherwise.

(d)	Conversion:

i.	Each Preference Share and each Non-Voting Ordinary Share shall automatically convert into an Ordinary Share immediately prior to:

a.	the listing or admission to trading of the Ordinary Shares on a stock exchange or automated quotation system;

b.

the entry in the Register of Members of any issue or Transfer of Ordinary Shares which would (apart from such conversion) result in any person other than Viking Capital (whether alone or together with its Affiliates) acquiring 51% or more of the Ordinary Shares;

c.	any disposal by the Company of 51% or more in value of its assets to a person other than to Viking Capital or an Affiliate of Viking Capital or an Affiliate of the Company; or

d.

any issue by a direct Subsidiary of the Company of shares which would result in any person other than the Company or Viking Capital (whether alone or together with their respective Affiliates) acquiring 51% or more of the voting rights in such Subsidiary.

ii.

Following any such conversion, the Ordinary Shares (upon conversion of each Preference Share and each Non-Voting Ordinary Share) shall have the same rights and be subject to the same limitations as all other Ordinary Shares.

(e)	Variation of rights:

The rights attached to the Preference Shares, Non-Voting Ordinary Shares and Series C Preference Shares shall not be deemed to be varied by:

i.	any alteration to any provision of these Bye-laws (other than Bye-law 4.4);

ii.	the variation of the rights attaching to any other class of shares in the Company;

iii.	the creation or issue of shares carrying the right to participate in dividends or other distributions of the Company;

iv.	the creation or issue of shares carrying the right to receive Notice of or to attend or vote at general meetings of the Company;

v.	the creation or issue of shares which are redeemable, whether at the option of the holder or the Company; or

vi.	the redemption or purchase by the Company of any of its shares.

4.5

Unless the Preferential Dividend for the latest completed financial year of the Company has been declared and paid (including by accretion to the Preference Share Liquidation Preference), no dividend or other distribution shall be paid or declared on the Ordinary Shares or Special Shares. Subject to Bye-Law 4.4(b)(iv), the Preferential Dividend shall by payable, at the sole discretion of the Board, in cash or by accretion to the Preference Share Liquidation Preference, or any combination of the foregoing. To the extent that a Preferential Dividend is paid by accretion to the Preference Share Liquidation Preference, the Preference Share Liquidation Preference shall be increased by the amount of such Preferential Dividend on the applicable dividend payment date and any payment of the Preferential Dividend shall not include any amounts so accreted.

4.6	RESERVED

4.7	Series C Preference Shares

4.7.1

Number of Series C Preference Shares. The initial number of issued and outstanding Series C Preference Shares shall be 7,087,200. Other than as pursuant to Bye-law 4.7.2, the Company shall not issue additional Series C Preference Shares. Any Series C Preference Shares that are converted, purchased or otherwise acquired by the Company shall not be reissued and shall be cancelled.

4.7.2	Dividends.

(a)

Subject to Bye-law 4.7.8(f), each holder of a Series C Preference Share shall be entitled to receive, when, as and if declared by the Board out of the funds of the Company legally available therefor, dividends at a rate per annum of (i) 6.00% of the Series C Liquidation Preference if such dividends are paid in cash or (ii) 8.00% of the Series C Liquidation Preference, subject to adjustment pursuant to the fourth sentence of this Bye-law 4.7.2(a), if such dividends are paid by accretion to the Series C Liquidation Preference (the “Series C Preferential Dividend”). The Series C Preferential Dividend shall be cumulative and shall accrue daily, whether or not declared and whether or not there are funds legally available for the payment thereof, from the Series C Issue Date and shall compound and be payable semi-annually in arrears on the last day of June and December of each year (each a “Series C Dividend Payment Date”). On or prior to the third anniversary of the Closing, the Series C Preferential Dividend shall be payable, at the sole discretion of the Board, in cash or by accretion to the Series C Liquidation Preference, or any combination of the foregoing. Subject to Bye-law 4.7.8(f), beginning on the first Series C Dividend Payment Date following the third anniversary of the Closing, the Series C Preferential Dividend shall be payable solely in cash; provided that, beginning on the first Series C Dividend Payment Date following the third anniversary of the Closing, if the Series C Preferential Dividend is not paid fully in cash on the Series C Dividend Payment Date for any reason, then the portion of the Series C Preferential Dividend not paid in cash shall be paid by accretion to the Series C Liquidation Preference at the rate of 8.50% per annum, which rate shall automatically increase by an additional 0.75% per annum (and accrue at such higher aggregate dividend rate) upon each succeeding Series C Dividend Payment Date with respect to which the Series C Preferential Dividend is not paid fully in cash (but in no event shall the aggregate dividend rate accruing pursuant to this Bye-law 4.7.2(a) exceed 14.5% per annum). The Series C Preferential Dividend shall only be paid in cash if the Company has funds legally available for such payment. To the extent that a Series C Preferential Dividend is paid by accretion to the Series C Liquidation Preference, the Series C Liquidation Preference shall be increased by the amount of such Series C Preferential Dividend on the applicable Series C Dividend Payment Date.

(b)

The dividend payment period for any dividend payable on a Series C Dividend Payment Date shall be the period beginning on the immediately preceding Series C Dividend Payment Date (or on the Series C Issue Date in the case of the first dividend payment period) and ending on the day preceding such later Series C Dividend Payment Date. If any date on which a payment of a dividend or any other amount is due in respect of the Series C Preference Shares is not a Business Day, such payment shall be made on the next day that is a Business Day and such Business Day shall constitute the applicable Series C Dividend Payment Date.

(c)

The amount of dividends payable per share of Series C Preference Shares for each dividend payment period will be computed by dividing the annual Series C Preferential Dividend by two; provided that the amount of the Series C Preferential Dividend for the first dividend payment period and for any dividend payment period shorter than a full semi-annual period will be computed on the basis of a 360-day year consisting of twelve 30-day months and actual days elapsed over a 30-day month.

(d)

So long as the Series C Preference Shares are issued and outstanding, no dividends shall be paid or declared and set apart for payment on any Junior Shares, except in accordance with Bye-law 4.4(b)(iv). None of the Ordinary Shares, Preference Shares, nor any other share capital of the Company ranking junior to Series C Preference Shares as to dividends or upon liquidation shall be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares) by the Company (except by conversion into or exchange for shares of the Company ranking junior to Series C Preference Shares as to dividends and upon liquidation), unless such redemption, purchase or other acquisition shall have been approved by an affirmative vote of the holders of at least a majority of the issued and outstanding Series C Preference Shares; provided that such consent shall not be required with respect to an Excluded Matter.

4.7.3	Optional Conversion.

(a)

Each Series C Preference Share shall be convertible, at the option of the holder thereof, at any time and from time to time into a number of fully paid and nonassessable whole Ordinary Shares equal to (i) the sum of (A) the Series C Liquidation Preference plus (B) accrued but unpaid Series C Preferential Dividends not previously accreted to the Series C Liquidation Preference on such Series C Preference Share from and including the immediately preceding Series C Dividend Payment Date to but excluding the conversion date, divided by (ii) the then applicable Series C Conversion Price (the “Series C Conversion Rate,” as adjusted from time to time), subject to adjustment as provided in Bye-law 4.7.5; provided that, if a holder elects to convert, such holder shall convert all (and not less than all) of such holder’s Series C Preference Shares.

(b)

The right of conversion attaching to any Series C Preference Shares may be exercised by the holders thereof by delivering a duly signed and completed notice of conversion in a form reasonably satisfactory to the Company. The conversion date shall be the date on which the duly signed and completed notice of conversion is received by the Company. The person entitled to receive the Ordinary Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Ordinary Shares as of such conversion date, and such person or persons shall cease to be a record holder of the Series C Preference Shares so converted on that date. As promptly as practicable on or after the conversion date, the Company shall issue the number of whole Ordinary Shares issuable upon conversion, with any fractional shares (after aggregating all Series C Preference Shares being converted on such date) rounded down to whole shares. The Company shall deliver a certified copy of the Register of Members reflecting the ownership of the Ordinary Shares issued upon conversion by the appropriate holder.

(c)

No fractional Ordinary Shares shall be issued upon conversion of the Series C Preference Shares. In lieu of any fractional Ordinary Share to which the holder would otherwise be entitled, the Company shall pay cash equal to such fractional Ordinary Share multiplied by the then applicable Series C Conversion Price. The Company shall promptly pay any cash adjustment in respect of any fractional shares on or promptly after the applicable date of conversion.

4.7.4

Automatic Conversion. Upon the occurrence of a Conversion Event, each issued and outstanding Series C Preference Share shall be automatically converted into fully paid and nonassessable Ordinary Shares at the then applicable Series C Conversion Rate.

4.7.5	Anti-Dilution Adjustments. The Series C Conversion Price shall be adjusted from time to time by the Company as follows:

(a)

If the Company shall, at any time or from time to time while any Series C Preference Share is issued and outstanding, issue Ordinary Shares as a dividend or distribution on Ordinary Shares (other than in accordance with Bye-law 4.4(b)), or if the Company effects a share split or share combination in respect of the Ordinary Shares, then the Series C Conversion Price shall be adjusted on the following formula:

CP1 = CP0 x OS0 / OS1

where

CP0 =

the Series C Conversion Price in effect immediately prior to the close of business on the payment date for such dividend or distribution, or the close of business on the effective date of such share split or combination, as applicable;

CP1 =

the Series C Conversion Price in effect immediately after the close of business on the payment date for such dividend or distribution, or the close of business on the effective date of such share split or combination, as applicable;

OS0 =

the number of Ordinary Shares issued and outstanding immediately prior to the close of business on the payment date for such dividend or distribution, or the close of business on the effective date of such share split or combination, as applicable; and

OS1 =

the number of Ordinary Shares issued and outstanding immediately after the close of business on the payment date for such dividend or distribution, or the close of business on the effective date of such share split or combination, as applicable.

(b)

If the Company, at any time or from time to time while any Series C Preference Share is issued and outstanding, shall issue Ordinary Shares or Ordinary Share Equivalents at a price per Ordinary Share less than the Current Market Price on the date the Company fixes the offering price of such additional Ordinary Shares or Ordinary Share Equivalents, the Series C Conversion Price shall be adjusted based on the following formula:

CP1 = CP0 x [(OS0 + NS1) / (OS0 + NS0)]

where

CP0 =	the Series C Conversion Price in effect immediately prior to the issuance of such additional Ordinary Shares or such Ordinary Share Equivalents;

CP1 =	the Series C Conversion Price in effect immediately after the issuance of such additional Ordinary Shares or such Ordinary Share Equivalents;

OS0 =	the number of Ordinary Shares issued and outstanding immediately prior to the issuance of such additional Ordinary Shares or such additional Ordinary

Shares issuable upon conversion, exercise or exchange of such Ordinary Share Equivalents;

NS0 =

the number of Ordinary Shares issued in the issuance of such additional Ordinary Shares or such additional Ordinary Shares issuable upon conversion, exercise or exchange of such Ordinary Share Equivalents;

NS1 =

the number of Ordinary Shares or Ordinary Share Equivalents that would have been issued if such Ordinary Shares or Ordinary Share Equivalents had been issued at the Current Market Price (determined by dividing the aggregate consideration received by the Company in respect of such issuance by the Current Market Price).

The adjustment pursuant to this Bye-law 4.7.5(b) shall become effective immediately after the opening of business on the day following the date fixed for such issuance.

For purposes of Bye-law 4.7.5(a) and this Bye-law 4.7.5(b), the number of Ordinary Shares issued and outstanding shall include the issued and outstanding Special Shares and Non-Voting Ordinary Shares, the Ordinary Shares issuable upon the conversion of the Preference Shares and the Series C Preference Shares, and the Ordinary Shares issuable upon the conversion, exercise or exchange, as applicable, of all Ordinary Share Equivalents.

(c)

For purposes of this Bye-law 4.7.5, no adjustment pursuant to this Bye-law 4.7.5 shall be made in respect of (i) Ordinary Shares or Ordinary Share Equivalents issued (A) as a dividend on Ordinary Shares, (B) pursuant to the exercise of any Warrant, (C) pursuant to any bona fide merger, amalgamation, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalisation, reconstruction, share exchange, business combination or similar transaction or any other direct or indirect strategic acquisition by the Company, in each case where the Company’s issuance of securities is not for the purpose of raising capital, (D) pursuant to an employee or director stock option or incentive compensation, bonus or similar plan, or (E) upon the exercise of any such Ordinary Share Equivalent or (ii) Ordinary Shares issued upon the conversion of the Series C Preference Shares.

(d)

Whenever the number of Ordinary Shares issuable upon the conversion of each Series C Preference Share or the Series C Conversion Price is adjusted, as herein provided, the Company shall promptly deliver to the holders of the Series C Preference Shares notice of such adjustment or adjustments setting forth the number of Ordinary Shares issuable upon conversion of each Series C Preference Share and the Series C Conversion Price after such adjustment, setting forth a brief statement of the facts requiring such adjustment and setting forth the computation by which such adjustment was made.

4.7.6	Reserved.

4.7.7	Voting Rights.

(a)

The holders of the Series C Preference Shares shall be entitled to vote with the holders of the Ordinary Shares and Special Shares on all matters submitted to a vote of Members of the Company, except as otherwise provided under Bye-law 4.7.7(b). Each holder of a Series C Preference Share shall be entitled to the number of votes equal to the whole number of Ordinary Shares into which all Series C Preference Shares held of record by such holder could then be converted at the then applicable Series C Conversion Rate at the record date for the determination of the Members entitled to vote on such matters or, if no such record date is established, at the date such vote is taken or any written consent of the Members is first executed. The holders of the Series C Preference Shares shall be entitled to notice of any general meeting or special meeting of the Company in accordance with these Bye-laws and copies of any and all proxy materials and other information sent to Members.

(b)

Notwithstanding anything to the contrary contained in Bye-law 18 or Bye-law 80, the vote or consent of the holders of at least a majority of the Series C Preference Shares then issued and outstanding, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating any amendment or alteration of any of the provisions of these Bye-laws that adversely affects the rights, preferences, privileges or voting powers of the Series C Preference Shares; provided that such vote or consent shall not be required in connection with an Excluded Matter.

4.7.8	Series C Redemption.

(a)

At any time from and after the five (5)-year anniversary of the Closing, any holder of Series C Preference Shares shall have the right to elect, by delivering on 60 days’ prior written notice to the Company (which notice may first be delivered 60 days prior to the five (5)-year anniversary of the Closing) (a “Redemption Notice”), to have all or any portion of the then-issued and outstanding Series C Preference Shares held by such holder redeemed by the Company (a “Series C Redemption”) for a cash price per Series C Preference Share equal to the greater of (i) the amount of the Series C Liquidation Preference plus any accrued but unpaid Series C Preferential Dividend or (ii) the Current Market Price (as finally determined in accordance with Bye-law 4.7.8(b)) applicable to such holder’s Ordinary Shares if such holder had converted their Series C Preference Shares into Ordinary Shares immediately prior to such redemption (the “Series C Redemption Price,” the date of the determination of the Series C Redemption Price, the “Redemption Price Determination Date,” and the date on which the closing of any Series C Redemption occurs, the “Series C Redemption Date.”

(b)

In connection with any determination of Current Market Price pursuant to Bye-law 4.7.8(a) (other than with respect to publicly traded securities pursuant to clause (a) or clause (b) of the definition of Current Market Price), the holder(s) of Series C Preference Shares to be redeemed and the Company shall negotiate in good faith to mutually agree upon the Current Market Price. If such holders of Series C

Preference Shares and the Company cannot agree upon the Current Market Price within twenty (20) Business Days of the delivery of the notice pursuant to Bye-law 4.7.8(a) (or such longer period as such holders of Series C Preference Shares and the Company may mutually agree upon), then within ten (10) Business Days of the end of such twenty (20) Business Day period, the holders of Series C Preference Shares to be redeemed and the Company shall each select an unaffiliated, independent appraiser who has expertise and experience in the valuation of companies similar to the Company (“Designated Appraisers”) and shall request each Designated Appraiser to separately determine the Current Market Price as of the date of the applicable Redemption Notice or such other date as may be agreed between the holders of Series C Preference Shares to be redeemed and the Company (but if the date of the applicable Redemption Notice is earlier than the five (5)-year anniversary of the Closing, then as of the five (5)-year anniversary of the Closing). Such holders of Series C Preference Shares and the Company shall provide to the Designated Appraisers such information, including, without limitation, financial and other business information, regarding the Company as may be reasonably requested by either of the Designated Appraisers. Such holders of Series C Preference Shares and the Company shall use their reasonable best efforts to cause each Designated Appraiser to render a written decision regarding its determination of the Current Market Price within twenty (20) Business Days following the submission thereof. If either the holders of Series C Preference Shares to be redeemed or the Company fails to designate a Designated Appraiser, then the Current Market Price shall be as determined by the sole Designated Appraiser. If the two values determined by the two Designated Appraisers are within ten percent (10%) of each other, then the Current Market Price shall be deemed to equal the average of such values. If the two values determined by the two Designated Appraisers are not within ten percent (10%) of each other, then the determination of Current Market Price shall be submitted to a third unaffiliated, independent appraiser who has expertise and experience in the valuation of companies similar to the Company (the “Jointly Selected Appraiser”), which appraiser shall be selected by mutual agreement of the Company and the holders of Series C Preference Shares to be redeemed or by the Designated Appraisers within ten (10) Business Days following the determination of Current Market Price by both of the Designated Appraisers. If neither the Company and the holders of Series C Preference Shares to be redeemed nor the Designated Appraisers can agree upon the Jointly Selected Appraiser, then either party can request that the Jointly Selected Appraiser be selected by the American Arbitration Association. The Jointly Selected Appraiser may use the reports, data and work papers of the Designated Appraisers. The Company and the holders of Series C Preference Shares to be redeemed shall use their reasonable best efforts to cause the Jointly Selected Appraiser to render a written decision regarding its determination of the Current Market Price within twenty (20) Business Days following the submission thereof. The Current Market Price as determined by the Jointly Selected Appraiser shall be between the two values of Current Market Price as determined by the Designated Appraisers. The determination of Current Market Price pursuant to this Bye-law 4.7.8(b) shall be final and binding upon the Company and the holders of

Series C Preference Shares to be redeemed, and shall constitute the Series C Redemption Price for purposes of this Bye-law 4.7.8. The fees and expenses of the Designated Appraisers shall be borne by the respective party that selected such Designated Appraiser, and, if applicable, any fees and expenses of the Jointly Selected Appraiser or the American Arbitration Association shall be split equally between the Company and the holders of Series C Preference Shares to be redeemed.

(c)

If, following the determination of the Series C Redemption Price, the cash and cash equivalents of the Company are sufficient to pay the full Series C Redemption Price for the total number of Series C Preference Shares elected to be redeemed pursuant to Bye-law 4.7.8(a), then the Company shall take commercially reasonable action to cause the Series C Redemption Date to occur on the later of (i) sixty (60) days following the date of the applicable Redemption Notice or (ii) within ten (10) Business Days following the date of the applicable Redemption Price Determination Date (the “Target Redemption Date”).

(d)

If, following the determination of the Series C Redemption Price, the cash and cash equivalents of the Company legally available are insufficient to pay the full Series C Redemption Price for the total number of Series C Preference Shares elected to be redeemed pursuant to Bye-law 4.7.8(a), then the Company shall:

i.	take all commercially reasonable action to:

a.	within the six (6)-month period following the date of the applicable Redemption Price Determination Date, obtain financing, whether in the form of equity or debt; and

b.

beginning six (6) months following the date of the applicable Redemption Price Determination Date: (1) obtain funds from the Company’s Subsidiaries by means of dividends or repayment of intercompany loans; (2) sell, license or otherwise seek to monetize assets (tangible and intangible), services (both rendered and to be rendered), and rights (including but not limited to rights to royalty streams, technology, IP and contracts) of the Company and its Subsidiaries; (3) sell or liquidating Subsidiaries of the Company; or (4) reduce expenditures;

ii.

redeem out of the proceeds from such efforts legally available therefor the maximum possible number of Series C Preference Shares that it can redeem on such date, pro rata among the holders of such Series C Preference Shares to be redeemed in proportion to the aggregate number of Series C Preference Shares elected to be redeemed by each such holder in the applicable Redemption Notice; and

iii.	following the applicable Series C Redemption Date, at any time and from time to time when additional assets of the Company become legally available to redeem the remaining Series C Preference Shares, the Company shall immediately use such assets to pay the remaining balance of the aggregate applicable Series C Redemption Price.

Following the delivery of a Redemption Notice, unless and until all amounts required to be paid to the applicable holders of Series C Preference Shares pursuant to this Bye-law 4.7.8 shall have been paid in full in cash, the Company shall not declare or pay any dividends or distributions or redeem, repurchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any Junior Shares, including, for the avoidance of doubt, any payments pursuant to Bye-law 4.4(b).

(e)

Each holder of Series C Preference Shares shall (i) consent to, vote for and raise no objections against the actions described in Bye-law 4.7.8(d)(i), provided that such actions constitute an Excluded Matter, and (ii) use commercially reasonable efforts to take or cause to be taken all such actions as may be necessary or reasonably desirable in order to expeditiously consummate such actions and any related transactions, in each case, that constitute an Excluded Matter, including without limitation: executing, acknowledging and delivering consents, assignments, waivers and other documents or instruments; furnishing information and copies of documents; filing applications, reports, returns, filings and other documents or instruments with Governmental Entities and otherwise cooperating with the Company or any other person participating in such actions, including, but not limited to, the prospective financing provider(s).

(f)

If any portion of the Series C Preference Shares the subject of a Redemption Notice are not redeemed in full by the Company by paying the entire Series C Redemption Price in cash, until such Series C Preference Shares are fully redeemed and the aggregate Series C Redemption Price paid in full in cash, all of the unredeemed Series C Preference Shares subject to such Redemption Notice shall remain issued and outstanding and continue to have the rights, preferences, and privileges expressed herein, including the accrual and accumulation of dividends thereon as provided in Bye-law 4.7.2(a); provided that notwithstanding anything in Bye-law 4.7.2(a) to the contrary, upon the Target Redemption Date, the Series C Preferential Dividend payable with respect to such unredeemed Series C Preference Shares subject to such Redemption Notice shall increase immediately to the then applicable per annum rate pursuant to Bye-law 4.7.2(a)(ii) (as adjusted pursuant to Bye-law 4.7.2(a)) and thereafter shall automatically increase (and accrue at such higher aggregate dividend rate) upon each succeeding Series C Dividend Payment Date following the applicable Target Redemption Date by an additional increment of 0.75% per annum (but in no event shall the aggregate dividend rate accruing pursuant to this Bye-law 4.7.8(f) exceed 14.5% per annum).

(g)

If any portion of the Series C Preference Shares elected to be redeemed pursuant to a Bye-law 4.7.8(a) are not redeemed in full by the Company by paying the entire Series C Redemption Price in cash within six (6) months following the date of the applicable Redemption Price Determination Date, the holders of a majority of the

Series C Preference Shares shall have the right to cause the Company and the Board to (and upon any such request, the Company and the Board shall) (i) initiate and consummate a bona fide competitive sales process with respect to the Company in accordance with Bye-law 16, (ii) pursue and consummate an IPO or (iii) initiate a “dual track” process that pursues simultaneously both a bona fide competitive sales process and an IPO in accordance with the foregoing clauses (i) and (ii).

4.7.9

Reservation of Ordinary Shares. The Company shall at all times reserve and keep available out of its authorised and unissued Ordinary Shares, solely for issuance upon the conversion of the Series C Preference Shares, such number of Ordinary Shares as shall from time to time be issuable upon the conversion of all the Series C Preference Shares then-issued and outstanding. If at any time the number of authorised but unissued Ordinary Shares shall not be sufficient to effect the conversion of all then-issued and outstanding Series C Preference Shares, the Company will take such corporate action as may be necessary to increase its authorised but unissued Ordinary Shares to such number of Ordinary Shares as shall be sufficient for such purpose.

4.7.10

No Conflict. These Bye-laws are subject in all respects to any special rights or privileges conferred on the holders of the Series C Preference Shares (or Ordinary Shares issued upon conversion of the Series C Preference Shares), whether contained herein, in any agreement with the Company or otherwise.

4.8	Distribution Upon a Liquidation Event:

In connection with any Liquidation Event (other than any liquidation event that is the subject of Bye-law 4.4(c)), the holders of Series C Preference Shares shall each be entitled to receive, in preference to and prior to any payment to the holders of any other classes or series of Shares, the following amounts:

(a)

first, in paying to the holders of Series C Preference Shares, all accrued or unpaid Series C Preferential Dividends, on the date of the Liquidation Event, pro rata according to the respective unpaid Series C Preferential Dividends; and

(b)	second,

(i)

if the balance available for distribution to the Members or the proceeds from the Liquidation Event, as applicable, is less than the aggregate of all the Series C Liquidation Preferences, then in paying the balance among the holders of the Series C Preference Shares, pro rata according to the Series C Liquidation Preferences on their Series C Preference Shares; or

(ii)

if the balance available for distribution to the Members or the proceeds from the Liquidation Event, as applicable, exceeds the aggregate of all the Series C Liquidation Preferences, then, in paying the balance among the holders of the Series C Preference Shares, Preference Shares, Ordinary Shares, Non-Voting Ordinary Shares and Special Shares pro rata according to the numbers of such shares held (on an as converted basis); provided that the holders of Series C Preference Shares shall receive the aggregate of all Series C Liquidation Preferences on their Series C Preference Shares.

For the avoidance of doubt, in connection with any distribution pursuant to this Bye-law 4.8, each Series C Preference Share shall be entitled to receive the greater of (i) the Series C Liquidation Preference with respect to such Series C Preference Share plus any accrued but unpaid Series C Preferential Dividends thereon or (ii) such amount per Series C Preference Share as would have been payable had all Series C Preference Shares been converted into Ordinary Shares pursuant to Bye-law 4.7.3 immediately prior to such Liquidation Event.

4.9	Pre-emptive Rights

(a)

Viking Capital and each holder of Series C Preference Shares (or any Ordinary Shares resulting from the conversion thereof) shall have the right (but not the obligation) to subscribe for a pro rata portion of all Ordinary Shares or voting debt securities of the Company or any equity or voting debt securities of any of the Company’s Subsidiaries or any securities convertible, exchangeable or exercisable into any of the foregoing (the “New Securities”) which the Company or its relevant Subsidiary may, from time to time, propose to issue for cash at the cash price and on the terms on which the Company or its relevant Subsidiary proposes to issue such New Securities. For purposes of this Bye-law, a Member’s pro rata share shall be equal to a fraction (A) the numerator of which is the number of Ordinary Shares (assuming conversion of the Series C Preference Shares, in the case of a holder of Series C Preference Shares) held by such Member on the date of the Issuance Notice pursuant to Bye-law 4.9(b); and (B) the denominator of which is the total number of Ordinary Shares held by Viking Capital and the holders of Series C Preference Shares (on an as-converted basis) on such date. The foregoing shall not apply to any Excluded Issuances of (i) the Company or (ii) a Subsidiary of the Company, mutatis mutandis.

(b)

In the event the Company or any of its Subsidiaries proposes to undertake an issuance of New Securities other than any Excluded Issuance, the Company shall or shall cause its relevant Subsidiary to give Viking Capital and each holder of Series C Preference Shares written notice (the “Issuance Notice”), pursuant to the provisions of this Bye-law, of its intention, describing the type of New Securities, the cash price, the number of New Securities and the general terms upon which the Company or its relevant Subsidiary proposes to issue the same. Viking Capital and such holders shall have thirty (30) days from the date of receipt of any such notice to agree to subscribe for all of such Member’s pro rata share of such New Securities for the price and upon the general terms specified in the notice by giving written notice to the Company and stating therein the quantity of New Securities to be subscribed for. If any number of New Securities remains unsubscribed, the Company or its relevant Subsidiary shall offer the unsubscribed New Securities to the Members that elected to subscribe for their pro rata portion of New Securities, and such Members shall have ten (10) days from the date of receipt of such offer to agree to subscribe for their pro rata portion of such unsubscribed New Securities.

The Company or its applicable Subsidiary shall issue the required New Securities against delivery of the purchase price therefor under this Bye-law 4.8 on the proposed issuance date. Following the expiration of such 10-day period, the Company or its relevant Subsidiary may offer any remaining New Securities to third parties for the price and upon the general terms specified in the notice to Viking Capital and the holders of Series C Preference Shares.

(c)

In the event that the issuance of New Securities described in the Issuance Notice shall not be consummated within 90 days after the date the Issuance Notice is delivered by the Company, the Company shall be required to give new notice of such transaction, and any person’s original notice of its intent to exercise any right under this Bye-law 4.8 or failure to give notice shall be of no further force and effect.

(d)	The provisions of this Bye-law 4.8 shall terminate in the event of an IPO.

5.	Calls on Shares

5.1

The Board may make such calls as it thinks fit upon the Members in respect of any moneys (whether in respect of par value or premium) unpaid on the Shares allotted to or held by such Members and, if a call is not paid on or before the day appointed for payment thereof, the Member may at the discretion of the Board be liable to pay the Company interest on the amount of such call at such rate as the Board may determine, from the date when such call was payable up to the actual date of payment. The Board may differentiate between the holders as to the amount of calls to be paid and the times of payment of such calls.

5.2	The joint holders of a Share shall be jointly and severally liable to pay all calls and any interest, costs and expenses in respect thereof.

5.3	The Company may accept from any Member the whole or a part of the amount remaining unpaid on any Shares held by him, although no part of that amount has been called up.

5.4

For the avoidance of doubt, there are no unpaid moneys or amounts on the Series C Preference Shares, and this Bye-law 5 and Bye-law 6 shall not apply to the holders of Series C Preference Shares (or any Ordinary Shares issued upon conversion thereof).

6.	Forfeiture of Shares

6.1

Subject to Bye-law 5.4, if any Member fails to pay, on the day appointed for payment thereof, any call in respect of any Share allotted to or held by such Member, the Board may, at any time thereafter during such time as the call remains unpaid, direct the Secretary to forward such Member a Notice in writing in the form, or as near thereto as circumstances admit, of the following:

Notice of Liability to Forfeiture for Non-Payment of Call

Viking Holdings Ltd

(the “Company”)

You have failed to pay the call of [amount of call] made on the [ ] day of [ ] 20[ ], in respect of the [number] share(s) [number in figures] standing in your name in the Register of Members of the Company, on the [ ] day of [ ] 20[ ], the day appointed for payment of such call. You are hereby notified that unless you pay such call together with interest thereon at the rate of [ ] per annum computed from the said [ ] day of [ ] 20[ ] at the registered office of the Company the share(s) will be liable to be forfeited.

Dated this [ ] day of [ ] 20[ ]

[Signature of Secretary] By Order of the Board

6.2

If the requirements of such Notice are not complied with, any such share may at any time thereafter before the payment of such call and the interest due in respect thereof be forfeited by a resolution of the Board to that effect, and such share shall thereupon become the property of the Company and may be disposed of as the Board shall determine. Without limiting the generality of the foregoing, the disposal may take place by sale, repurchase, redemption or any other method of disposal permitted by and consistent with these Bye-laws and the Act.

6.3

A Member whose share or shares have been so forfeited shall, notwithstanding such forfeiture, be liable to pay to the Company all calls owing on such Share or Shares at the time of the forfeiture, together with all interest due thereon and any costs and expenses incurred by the Company in connection therewith.

6.4

The Board may accept the surrender of any shares which it is in a position to forfeit on such terms and conditions as may be agreed. Subject to those terms and conditions, a surrendered share shall be treated as if it had been forfeited.

7.	Share Certificates

7.1

Every Member shall be entitled to a certificate under the common seal of the Company or bearing the signature (or a facsimile thereof) of a Director or the Secretary or a person expressly authorised to sign specifying the number and, where appropriate, the class of shares held by such Member and whether the same are fully paid up and, if not, specifying the amount paid on such shares. The Board may by resolution determine, either generally or in a particular case, that any or all signatures on certificates may be printed thereon or affixed by mechanical means.

7.2	The Company shall be under no obligation to complete and deliver a share certificate unless specifically called upon to do so by the person to whom the shares have been allotted.

7.3

If any share certificate shall be proved to the satisfaction of the Board to have been worn out, lost, mislaid, or destroyed the Board may cause a new certificate to be issued and request an indemnity for the lost certificate if it sees fit.

8.	Fractional Shares

Subject to Bye-law 4.7.3, the Company may issue its shares in fractional denominations and deal with such fractions to the same extent as its whole shares and shares in fractional denominations shall have in proportion to the respective fractions represented thereby all of the rights of whole shares including (but without limiting the generality of the foregoing) the right to vote, to receive dividends and distributions and to participate in a winding-up.

REGISTRATION OF SHARES

9.	Register of Members

9.1	The Board shall cause to be kept in one or more books a Register of Members and shall enter therein the particulars required by the Act.

9.2

The Register of Members shall be open to inspection without charge at the registered office of the Company on every business day in Bermuda, subject to such reasonable restrictions as the Board may impose, so that not less than two hours in each business day in Bermuda be allowed for inspection. The Register of Members may, after Notice has been given in accordance with the Act, be closed for any time or times not exceeding in the whole thirty days in each year.

10.	Registered Holder Absolute Owner

The Company shall be entitled to treat the registered holder of any share as the absolute owner thereof and accordingly shall not be bound to recognise any equitable claim or other claim to, or interest in, such share on the part of any other person.

11.	Transfer of Shares

11.1	An instrument of Transfer shall be in writing in the form of the following, or as near thereto as circumstances admit, or in such other form as the Board may accept:

Transfer of a Share or Shares

Viking Holdings Ltd

(the “Company”)

FOR VALUE RECEIVED [amount], I, [name of transferor] hereby sell, assign and transfer unto [transferee] of [address], [number] of shares of the Company.

DATED this [ ] day of [ ] 20[ ]

Signed by:	In the presence of:

Transferor	Witness

Transferee	Witness

11.2

Such instrument of Transfer shall be signed by or on behalf of the transferor and transferee; provided that, in the case of a fully paid share, the Board may accept the instrument signed by or on behalf of the transferor alone. The transferor shall be deemed to remain the holder of such share until the same has been registered as having been transferred to the transferee in the Register of Members.

11.3

The Board may refuse to recognise any instrument of Transfer unless it is accompanied by the certificate in respect of the shares to which it relates and by such other evidence as the Board may reasonably require showing the right of the transferor to make the Transfer.

11.4

Subject to Bye-law 13, the joint holders of any share may Transfer such share to one or more of such joint holders, and the surviving holder or holders of any share previously held by them jointly with a deceased Member may Transfer any such share to the executors or administrators of such deceased Member.

11.5

Except for Transfers permitted by these Bye-laws (including Permitted Transfers), the Board may in its absolute discretion and without assigning any reason therefor refuse to register the Transfer of a share to any person. The Board shall refuse to register a Transfer unless all applicable consents, authorisations and permissions of any governmental body or agency in Bermuda have been obtained. If the Board refuses to register a Transfer of any share the Secretary shall, within three months after the date on which the Transfer was lodged with the Company, send to the transferor and transferee Notice of the refusal.

11.6

Notwithstanding anything to the contrary in these Bye-laws, (i) shares that are listed or admitted to trading on an appointed stock exchange may be Transferred in accordance with the rules and regulations of that stock exchange, (ii) other than Permitted Transfers, no holder of Series C Preference Shares (or Ordinary Shares issued upon conversion of the Series C Preference Shares) may (A) Transfer Shares to any person prior to October 20, 2023 without the prior written consent of the Company, or (B) Transfer Shares to any person from or after October 20, 2023 without the prior written consent of the Company, which consent shall not be unreasonably withheld. The Company shall respond to any request for consent to Transfer Shares from a holder of Series C Preference Shares within ten (10) Business Days after delivery of such request. The provisions of Bye-law 11.6(ii) and Bye-law 11.6(iii) shall terminate in the event of an IPO.

12.	Transmission of Shares

12.1	In the case of the death of a Member, the survivor or survivors where the deceased Member was a joint holder, and the legal personal representatives of the deceased Member where the deceased Member was a sole holder, shall be the only persons recognised by the Company as having any title to the deceased Member’s interest in the Shares. Nothing herein contained shall release the estate of a deceased joint holder from any liability in respect of any share which had been jointly held by such deceased Member with other persons. Subject to the Act, for the purpose of this Bye-law, legal personal representative means the executor or administrator of a deceased Member or such other person as the Board may, in its absolute discretion, decide as being properly authorised to deal with the Shares of a deceased Member.

12.2

Subject to Bye-law 13, any person becoming entitled to a share in consequence of the death or bankruptcy of any Member may be registered as a Member upon such evidence as the Board may deem sufficient or may elect to nominate some person to be registered as a transferee of such Share, and in such case the person becoming entitled shall execute in favour of such nominee an instrument of Transfer in writing in the form, or as near thereto as circumstances admit, of the following:

Transfer by a Person Becoming Entitled on Death/Bankruptcy of a Member

Viking Holdings Ltd

(the “Company”)

I/We, having become entitled in consequence of the [death/bankruptcy] of [name and address of deceased/bankrupt Member] to [number] share(s) standing in the Register of Members of the Company in the name of the said [name of deceased/bankrupt Member] instead of being registered myself/ourselves, elect to have [name of transferee] (the “Transferee”) registered as a transferee of such share(s) and I/we do hereby accordingly transfer the said share(s) to the Transferee to hold the same unto the Transferee, his or her executors, administrators and assigns, subject to the conditions on which the same were held at the time of the execution hereof; and the Transferee does hereby agree to take the said share(s) subject to the same conditions.

DATED this [ ] day of [ ] 20[ ]

Signed by:	In the presence of:

Transferor	Witness

Transferee	Witness

12.3

On the presentation of the foregoing materials to the Board, accompanied by such evidence as the Board may require to prove the title of the transferor, the transferee shall be registered as a Member. Notwithstanding the foregoing, the Board shall, in any case, have the same right to decline or suspend registration as it would have had in the case of a Transfer of the share by that Member before such Member’s death or bankruptcy, as the case may be.

12.4

Where two or more persons are registered as joint holders of a share or shares, then in the event of the death of any joint holder or holders the remaining joint holder or holders shall be absolutely entitled to such share or shares and the Company shall recognise no claim in respect of the estate of any joint holder except in the case of the last survivor of such joint holders.

RESTRICTIONS ON TRANSFER OF SHARES

13.	Right of First Refusal

13.1

Subject to Bye-law 13.3, if any Member (other than Viking Capital, any holder of Series C Preference Shares or any holder of Ordinary Shares issued upon the conversion of any Series C Preference Shares) solicits a Transfer or receives a bona fide offer (a “Third Party Offer”) from any person other than in connection with a ROFR Permitted Transfer (a “Third Party”) to acquire all or any portion of the Shares held by such Member (the “Offered Shares”), and such Member desires to accept the Third Party Offer, then such Member shall notify each of Viking Capital, the holders of Series C Preference Shares and the Company in writing of the identity of the Third Party, attach a description of the material terms on which such Member contemplates to Transfer such Offered Shares to the Third Party and shall attach a copy of the Third Party Offer (the “ROFR Notice”). Viking Capital and the holders of Series C Preference Shares shall each have the right, but not the obligation, to acquire their respective pro rata portion (based upon such Member’s ownership of Voting Shares (in the case of the Series C Preference Shares, on an as-converted basis)) of the Offered Shares at the same price, if any, and upon the same terms as are contained in the Third Party Offer. Each of Viking Capital and the holders of Series C Preference Shares may exercise their option to acquire their respective pro rata portion of the Offered Shares by sending written notice to the Member and the Company within 30 days after receipt of the ROFR Notice from the Member. The acquisition of the Offered Shares shall close within 90 days following the date of the ROFR Notice. In the event Viking Capital or any holder of Series C Preference Shares does not exercise its option to acquire its respective pro rata portion of the Offered Shares in accordance with this Bye-law 13.1, then (i) first, any such Member that did exercise their option to acquire its respective pro rata share of the Offered Shares shall have the option to purchase its pro rata portion of such shares and (ii) second, if any such Offered Shares have not been acquired pursuant to the foregoing clause (i), the Company shall have the right, but not the obligation, to acquire the portion of the Offered Shares that will not be acquired by Viking Capital or the holders of Series C Preference Shares at the same price, if any, and upon the same terms as are contained in the Third Party Offer. The Company’s option to acquire the Offered Shares shall be exercisable by sending written notice to the Member within 60 days after receipt of the ROFR Notice from the Member. The Company’s acquisition of the Offered Shares shall close simultaneously with the closing of the acquisition of Offered Shares by Viking Capital or the holders of Series C Preference Shares, if any, and in any event within 90 days following the date of the ROFR Notice.

13.2

If neither Viking Capital, the holders of the Series C Preference Shares nor the Company exercises its option to acquire all or any portion of the Offered Shares in accordance with Bye-law 13.1, then the Member may Transfer the Offered Shares that Viking Capital, the holders of Series C Preference Shares and the Company elected not to purchase to the Third Party on the same terms and conditions as are contained in the Third Party Offer; provided that such transaction must be completed within 90 days after the date of the ROFR Notice. Alternatively, the Member may retain such Offered Shares. If the Offered Shares are not Transferred to the Third Party within the 90-day period referred to in this Bye-law 13.2, then the Offered Shares shall not be Transferred to the Third Party or any other person unless the provisions of Bye-law 13.1 are again satisfied.

13.3

The right of first refusal set forth in this Bye-law 13 remains subject to any applicable restrictions on the Transfer of shares set forth in these Bye-laws, other constitutional documents, any relevant agreement or under Bermuda law generally. The provisions of this Bye-law 13 shall terminate upon the consummation of an IPO.

14.	Right of First Offer

14.1

If Viking Capital, any holder of Series C Preference Shares (or Ordinary Shares issued upon conversion of the Series C Preference Shares) or any Member that is or was an Affiliate of Viking Capital (such Member, a “ROFO Offeror”) proposes to Transfer all or any part of its Shares (the “ Offered Shares”) to any person that is not (a) an Affiliate of the ROFO Offeror or (b) the Company or one of its controlled Affiliates, the ROFO Offeror shall first deliver to Viking Capital (if Viking Capital is not the ROFO Offeror or an Affiliate of the ROFO Offeror) and the other holders of Series C Preference Shares (each such Member, a “ROFO Offeree”) written notice of the ROFO Offeror’s intention to sell the Offered Shares. Within thirty (30) days of receipt of such written notice, if a ROFO Offeree elects to purchase its pro rata portion of the Offered Shares, such ROFO Offeree shall deliver to the ROFO Offeror an irrevocable written offer to purchase all (but no less than all) of its pro rata portion of the Offered Shares, specifying the price at which the Offered Shares would be purchased (each a “ROFO Offer”). Within ten days following the expiration of such 30-day period, the ROFO Offeror may either accept the highest ROFO Offer or reject the ROFO Offer(s). If the ROFO Offeror accepts the highest ROFO Offer, the ROFO Offeror shall provide written notice to the other ROFO Offeree(s) submitting a ROFO Offer. For a period of ten days following receipt of such notice, such other ROFO Offeree(s) shall have the opportunity to match the price of the highest ROFO Offer. If any of the other ROFO Offeree(s) elects not to match the highest ROFO Offer by delivering written notice to the ROFO Offeror prior to the expiration of such ten-day period, then the ROFO Offeree(s) submitting a ROFO Offer with the highest price shall be entitled to purchase all (but not less than all) of the Offered Shares not being purchased by the other ROFO Offerees or, if more than one ROFO Offeree with the highest price, their proportionate share of the Offered Shares not being purchased by the other ROFO Offerees. With respect to any portion of the Offered Shares not being purchased by the ROFO Offeree(s) within 180 days of the acceptance of their offer to purchase the Offered Shares, or if the ROFO Offeror rejects all of the ROFO Offers, then the ROFO Offeror shall provide written notice to the ROFO Offerees and, for a period of 180 days following delivery of such notice, the ROFO Offeror shall be entitled to market for sale such Offered Shares and shall consummate a sale of the Offered Shares to any third-party purchaser; provided that the ROFO Offeror shall not sell such Offered Shares to such third-party purchaser for a price less than ninety percent (90%) of the highest ROFO Offer; provided, further, that, in accordance with Bye-law 11.6(ii) or Bye-law 11.6(iii), if the Company unreasonably withholds its consent to a Transfer to a third-party purchaser, then the Company shall purchase such Offered Shares to be purchased by such third-party purchaser at the same price payable by such third-party purchaser within ten (10) Business Days of its failure to provide such consent. If any such sale to the ROFO Offeree(s) or third-party purchaser is not consummated within such 180-day period for any reason, then the restrictions provided for in this Bye-law 14.1 shall again become effective, and no Transfer of the Offered Shares may be made thereafter by the ROFO Offeror without again offering the same to the ROFO Offeree(s) in accordance with this Bye-law 14.1.

14.2	The provisions of this Bye-law 14 shall not apply to Permitted Transfers and shall terminate upon the consummation of an IPO.

15.	Tag-Along Rights

15.1

If any Member or group of Affiliated Members (an “Offeror(s)”) at any time proposes to Transfer to any person or group that is not an Affiliate of such Member(s) (an “Unaffiliated Offeree(s)”) Voting Shares representing in the aggregate at least a majority of the issued and outstanding Voting Shares, then such Member shall notify the other Members who hold Shares in writing of the identity of the Unaffiliated Offeree(s), attach a description of the material terms on which the Offeror(s) contemplates to Transfer such Voting Shares to the Unaffiliated Offeree(s) and attach a copy of the Third Party Offer (the “Tag Notice”). Any other Member holding Shares may elect to participate in the proposed Transfer to the Unaffiliated Offeree(s) with respect to Voting Shares held by the Offeror(s), by delivering to the Company and the Offeror(s) a written notice of such election within 30 days following receipt of the Tag Notice from the Offeror(s). If a Member elects to participate in such Transfer, such Member shall be entitled to participate in such proposed Transfer on a pro rata basis based upon such Member’s ownership of Voting Shares (in the case of the Series C Preference Shares, on an as-converted basis) relative to the total number of Shares to be Transferred by the Offeror(s), at the same price and on the same terms. Any such Member shall pay his pro rata share of the transaction expenses associated with such Transfer. In the event that any Member objects or fails to respond to the terms of any such Transfer, that Member’s rights under this Bye-law 15 shall automatically terminate with respect to such Transfer (but not any subsequent Transfers).

15.2

The holders of the Series C Preference Shares (or of any Ordinary Shares issued upon conversion thereof) shall be entitled to the tag-along rights set forth in this Bye-law; provided that such tag-along rights shall apply to any Transfer of Shares (whether or not such Shares are Voting Shares). The provisions of this Bye-law 15 (a) shall terminate in the event of an IPO and (b) shall not apply in connection with an Excluded Matter.

16.	Drag Along Rights

16.1	The following definitions apply in this Bye-law 16:

“Approved Sale” means (a) a Liquidation Event approved pursuant to Bye-law 49.3 or (b) a sale of the Company conducted pursuant to Bye-law 4.7.8.

“Governmental Entity” means any (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, or any political subdivision thereof, (b) federal, state, local, municipal, foreign or other government or (c) governmental or quasi-governmental authority of any nature (including any governmental, regulatory or administrative division, department, bureau, agency, commission, instrumentality, official, organisation, body or other entity and any court, arbitrator or other tribunal).

16.2

In the event of an Approved Sale, (a) each Member shall (without limiting any consent rights of such Member pursuant to Bye-law 49.3) consent to, vote for and raise no objections against, and waive dissenters and appraisal rights (if any) with respect to, the Approved Sale, (b) each Member shall agree to sell all of such Member’s Shares, and rights to acquire such Shares, on the terms and conditions approved in accordance with Bye-law 49.3, and (c) if the Approved Sale includes the sale, exchange, redemption, cancellation or other disposition of securities convertible into or exchangeable for Shares, or options, warrants or other rights to purchase such Shares, each Member shall sell, exchange, redeem, agree to cancel or otherwise dispose of such Member’s Shares, and all rights to acquire such Shares on the terms and conditions approved in accordance with Bye-law 49.3.

16.3

Each Member acknowledges that its pro rata share (based upon the number of Shares owned (or acquirable pursuant to any option agreement) by such Member) of the aggregate proceeds of an Approved Sale may be reduced by such Member’s pro rata share of the transaction expenses related to such Approved Sale to the extent that such transaction expenses are not paid by the Company. Notwithstanding anything to the contrary in this Bye-law 16, the holders of Series C Preference Shares shall be entitled to the amounts specified in Bye-law 4.8 if the Approved Sale constitutes a Liquidation Event.

16.4

Each Member shall make commercially reasonable efforts to take or cause to be taken all such actions as may be necessary or reasonably desirable in order to expeditiously consummate the Approved Sale pursuant to Bye-law 16.2, and any related transactions, including without limitation: executing, acknowledging and delivering consents, assignments, waivers and other documents or instruments; furnishing information and copies of documents; filing applications, reports, returns, filings and other documents or instruments with Governmental Entities and otherwise cooperating with the Company or any other person triggering the Approved Sale, including, but not limited to, the prospective buyer. Without limiting the generality of the foregoing, each Member agrees to execute and deliver such agreements as may be reasonably specified by the Company or any other person triggering the Approved Sale, including, but not limited to, the prospective buyer, including, without limitation, agreements to (a) make individual representations, warranties and covenants as to the unencumbered title to the Member’s Shares and the power, authority and legal right to Transfer the Member’s Shares, and (b) be severally (with all other sellers) liable (whether by purchase price adjustment, indemnity payments or otherwise) in respect of representations, warranties, covenants and agreements in respect of the Company and its subsidiaries.

16.5

The closing of an Approved Sale pursuant to this Bye-law 16 shall take place at such time and place as the Company or any other person triggering the Approved Sale shall specify by reasonable Notice to the other Members. At the closing of any Approved Sale pursuant to this Bye-law 16, each Member shall deliver such documents as the Company may reasonably request to Transfer the Shares or other securities (including, but not limited to, securities convertible into or exchangeable for Shares or options, warrants or other rights to purchase Shares) to be sold by such Member, against delivery of the applicable consideration. Each Member shall receive the applicable consideration for the Shares and other securities sold or otherwise disposed of by the Member pursuant to the Approved Sale (after deduction of the proportionate share of (a) the expenses associated with such sale that are paid by the Company in connection with such Approved Sale, (b) amounts paid into escrow or held back, in the reasonable determination of the Board, for indemnification or post-closing expenses, and (c) amounts subject to post-closing purchase price adjustments) concurrently with the receipt of such consideration by the Company or any other person triggering the Approved Sale. Notwithstanding the foregoing, holders of Series C Preference Shares shall not be obligated to sell their respective Series C Preference Shares in an Approved Sale unless the holders of the Series C Preference Shares receive consideration per Series C Preference Share equal to the greater of (i) the amount of the Series C Liquidation Preference plus any accrued but unpaid Series C Preferential Dividend and (ii) the consideration such holders would have received for their Ordinary Shares in such Approved Sale if such holders had converted their Series C Preference Shares into Ordinary Shares immediately prior to such Approved Sale, in each case, before expenses associated with such Approved Sale, amounts paid into escrow or held back for indemnification or post-closing expenses, and post-closing purchase price adjustments.

16.6	The provisions of this Bye-law 16 shall not apply to Permitted Transfers and shall terminate upon the consummation of an IPO.

ALTERATION OF SHARE CAPITAL

17.	Power to Alter Capital

17.1

Subject to Bye-law 49, the Company may if authorised by (i) Special Resolution, increase or reduce, or (ii) resolution of the Members divide, consolidate, subdivide, change the currency denomination of, diminish or otherwise alter its share capital in any manner permitted by the Act; provided that such approval shall not be required in connection with an Excluded Matter.

17.2	Where, on any alteration or reduction of share capital, fractions of shares or some other difficulty would arise, the Board may deal with or resolve the same in such manner as it thinks fit.

18.	Variation of Rights Attaching to Shares

If, at any time, the share capital of the Company is divided into different classes of shares, the rights attached to any class (unless otherwise provided by the terms of issue of the shares of that class) may, whether or not the Company is being wound-up, be varied with the consent in writing of the holders of three-fourths of the issued shares of that class or with the sanction of a resolution passed by a majority of the votes cast at a separate general meeting of the holders of the shares of the class at which meeting the necessary quorum shall be two persons at least holding or representing by proxy one-third of the issued shares of the class. The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith. All series of Preference Shares (other than the Series C Preference Shares) shall together constitute one single class, all the Series C Preference Shares shall together constitute one single class, all series of Ordinary Shares (including Non-Voting Ordinary Shares) shall together constitute one single class and all series of Special Shares shall together constitute one single class.

DIVIDENDS AND CAPITALISATION

19.	Dividends

19.1

The Board may, subject to these Bye-laws and in accordance with the Act, declare a dividend to be paid to the Members, in proportion to the number of shares held by them, and such dividend may be paid in cash or wholly or partly in specie in which case the Board may fix the value for distribution in specie of any assets. No unpaid dividend shall bear interest as against the Company.

19.2	The Board may fix any date as the record date for determining the Members entitled to receive any dividend.

19.3	The Company may pay dividends in proportion to the amount paid up on each share where a larger amount is paid up on some shares than on others.

19.4

The Board may declare and make such other distributions (in cash or in specie) to the Members as may be lawfully made out of the assets of the Company. Subject to Bye-law 4.7.2 and Bye-Law 4.7.8, no unpaid distribution shall bear interest as against the Company.

20.	Power to Set Aside Profits

The Board may, before declaring a dividend, set aside out of the surplus or profits of the Company such amount as it thinks proper as a reserve to be used to meet contingencies or for equalising dividends or for any other purpose.

21.	Method of Payment

21.1

Any dividend, interest, or other moneys payable in cash in respect of the shares may be paid by cheque or draft sent through the post directed to the Member at such Member’s address in the Register of Members, or to such person and to such address as the holder may in writing direct.

21.2

In the case of joint holders of shares, any dividend, interest or other moneys payable in cash in respect of shares may be paid by cheque or draft sent through the post directed to the address of the holder first named in the Register of Members, or to such person and to such address as the joint holders may in writing direct. If two or more persons are registered as joint holders of any shares any one can give an effectual receipt for any dividend paid in respect of such shares.

21.3

The Board may deduct from the dividends or distributions payable to any Member all moneys due from such Member to the Company on account of calls or otherwise. This Bye-law 21.3 shall not apply to holders of the Series C Preference Shares (or any Ordinary Shares issued upon conversion thereof).

22.	Capitalisation

22.1

The Board may capitalise any amount for the time being standing to the credit of any of the Company’s share premium or other reserve accounts or to the credit of the profit and loss account or otherwise available for distribution by applying such amount in paying up unissued shares to be allotted as fully paid bonus shares pro rata to the Members.

22.2

The Board may capitalise any amount for the time being standing to the credit of a reserve account or amounts otherwise available for dividend or distribution by applying such amounts in paying up in full, partly or nil paid shares of those Members who would have been entitled to such amounts if they were distributed by way of dividend or distribution.

MEETINGS OF MEMBERS

23.	Annual General Meetings

Subject to any election made by the Company in accordance with the Act to dispense with the holding of annual general meetings, an annual general meeting shall be held in each year (other than the year of incorporation) at such time and place as the President or the Chairman (if any) or any two Directors or any Director and the Secretary or the Board shall appoint.

24.	Special General Meetings

The President or the Chairman (if any) or any two Directors or any Director and the Secretary or the Board may convene a special general meeting whenever in their judgment such a meeting is necessary.

25.	Requisitioned General Meetings

The Board shall, on the requisition of Members holding at the date of the deposit of the requisition not less than one-tenth of such of the paid-up share capital of the Company as at the date of the deposit carries the right to vote at general meetings, forthwith proceed to convene a special general meeting and the provisions of the Act shall apply.

26.	Notice

26.1

At least five Clear Days’ Notice of an annual general meeting shall be given to each Member entitled to attend and vote thereat, stating the date, place and time at which the meeting is to be held, that the election of Directors will take place thereat, and as far as practicable, the other business to be conducted at the meeting.

26.2

At least five Clear Days’ Notice of a special general meeting shall be given to each Member entitled to attend and vote thereat, stating the date, time, place and the general nature of the business to be considered at the meeting.

26.3	The Board may fix any date as the record date for determining the Members entitled to receive Notice of and to vote at any general meeting.

26.4

A general meeting shall, notwithstanding that it is called on shorter Notice than that specified in these Bye-laws, be deemed to have been properly called if it is so agreed by (a) all the Members entitled to attend and vote thereat in the case of an annual general meeting; and (b) by a majority in number of the Members having the right to attend and vote at the meeting, being a majority together holding not less than 95% in par value of the shares giving a right to attend and vote thereat in the case of a special general meeting.

26.5

The accidental omission to give Notice of a general meeting to, or the non-receipt of a Notice of a general meeting by, any person entitled to receive Notice shall not invalidate the proceedings at that meeting.

27.	Giving Notice and Access

27.1	A Notice may be given by the Company to a Member:

(a)	by delivering it to such Member in person, in which case the Notice shall be deemed to have been served upon such delivery;

(b)

by sending it by mail to such Member’s address in the Register of Members, in which case the Notice shall be deemed to have been served seven days after the date on which it is deposited, with postage pre-paid, in the mail;

(c)

by sending it by courier to such Member’s address in the Register of Members, in which case the Notice shall be deemed to have been served two days after the date on which it is deposited, with courier fees paid, with the courier service;

(d)

by transmitting it by electronic means (including facsimile and electronic mail, but not telephone) in accordance with such directions as may be given by such Member to the Company for such purpose, in which case the Notice shall be deemed to have been served at the time that it would in the ordinary course be transmitted; or

(e)	in accordance with Bye-law 27.4.

27.2

Any Notice required to be given to a Member shall, with respect to any shares held jointly by two or more persons, be given to whichever of such persons is named first in the Register of Members and Notice so given shall be sufficient Notice to all the holders of such shares.

27.3

In proving service under Bye-law 27.1(b), (c) or (d) it shall be sufficient to prove that the Notice was properly addressed and prepaid, if posted or sent by courier, and the time when it was posted, deposited with the courier or transmitted by electronic means.

27.4

Where a Member indicates his consent (in a form and manner satisfactory to the Board) to receive information or documents by accessing them on a website rather than by other means, the Board may deliver such information or documents by notifying the Member of their availability and including therein the address of the website, the place on the website where the information or document may be found, and instructions as to how the information or document may be accessed on the website.

27.5

In the case of information or documents delivered in accordance with Bye-law 27.4, service shall be deemed to have occurred when (a) the Member is notified in accordance with that Bye-law; and (b) the information or document is published on the website.

28.	Postponement of General Meeting

The Secretary may postpone any general meeting called in accordance with these Bye-laws (other than a meeting requisitioned under these Bye-laws) provided that Notice of postponement is given to the Members before the time for such meeting. Fresh Notice of the date, time and place for the postponed meeting shall be given to each Member in accordance with these Bye-laws.

29.	Telephonic or Electronic Participation in General Meetings

Members may participate in any general meeting by such telephonic or electronic means as permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously, and participation in such a meeting shall constitute presence in person at such meeting.

30.	Quorum at General Meetings

30.1

Subject to Bye-laws 30.2 and 30.3, at any general meeting two Members present in person or by proxy throughout the meeting shall form a quorum for the transaction of business; provided that if the Company shall at any time have only one Member, one Member present in person or by proxy shall form a quorum for the transaction of business at any general meeting held during such time.

30.2

Where a special resolution (“Special Resolution”) is proposed at a general meeting two or more persons present in person and representing in person or by proxy in excess of 50% of the total issued Voting Shares throughout the meeting shall form a quorum for the transaction of business; provided that if the Company shall at any time have only one Member, one Member present in person or by proxy shall form a quorum for the transaction of business at any general meeting held during such time.

30.3

If within half an hour from the time appointed for the meeting a quorum is not present, then, in the case of a meeting convened on a requisition, the meeting shall be deemed cancelled and, in any other case, the meeting shall stand adjourned to the same day one week later, at the same time and place or to such other day, time or place as the Secretary may determine. Unless the meeting is adjourned to a specific date, time and place announced at the meeting being adjourned, fresh Notice of the resumption of the meeting shall be given to each Member entitled to attend and vote thereat in accordance with these Bye-laws. The quorum for any such adjourned meeting shall be two Members present in person or by proxy throughout the meeting.

31.	Chairman to Preside at General Meetings

Unless otherwise agreed by a majority of those attending and entitled to vote thereat, the Chairman, if there be one, and if not the President, if there be one, shall act as chairman at all general meetings at which such person is present. In their absence a chairman shall be appointed or elected by those present at the meeting and entitled to vote.

32.	Voting on Resolutions

32.1

Subject to the Act and these Bye-laws, any question proposed for the consideration of the Members at any general meeting shall be decided by the affirmative votes of Members holding a majority of the votes entitled to be cast in accordance with these Bye-laws.

32.2	A Special Resolution proposed at any general meeting shall be decided by the affirmative votes of the Members holding two-thirds of the votes entitled to be cast in accordance with these Bye-laws.

32.3	No Member shall be entitled to vote at a general meeting unless such Member has paid all the calls on all Shares held by such Member.

32.4

In the event that a Member participates in a general meeting by telephonic or electronic means, the chairman of the meeting shall direct the manner in which such Member may cast his vote on a show of hands.

32.5

At any general meeting any question proposed shall, in the first instance, be voted upon by a show of hands and, subject to any rights or restrictions for the time being lawfully attached to any class of shares and subject to these Bye-laws, every Member present in person and every person holding a valid proxy at such meeting shall be entitled to one vote and shall cast such vote by raising his or her hand.

32.6

At any general meeting if an amendment is proposed to any resolution under consideration and the chairman of the meeting rules on whether or not the proposed amendment is out of order, the proceedings on the substantive resolution shall not be invalidated by any error in such ruling.

32.7

At any general meeting a declaration by the chairman of the meeting that a question proposed for consideration has, on a show of hands, been carried, or carried unanimously, or by a particular majority, or lost, and an entry to that effect in a book containing the minutes of the proceedings of the Company shall, subject to these Bye-laws, be conclusive evidence of that fact.

33.	Power to Demand a Vote on a Poll

33.1	Notwithstanding the foregoing, a poll may be demanded by any of the following persons:

(a)	the chairman of such meeting; or

(b)	at least three Members present in person or represented by proxy; or

(c)

any Member or Members present in person or represented by proxy and holding between them not less than one-tenth of the total voting rights of all the Members having the right to vote at such meeting; or

(d)

any Member or Members present in person or represented by proxy holding Shares in the Company conferring the right to vote at such meeting, being Shares on which an aggregate sum has been paid up equal to not less than one-tenth of the total amount paid up on all such Shares conferring such right.

33.2

Where a poll is demanded, subject to any rights or restrictions for the time being lawfully attached to any class of Shares, every person present at such meeting shall have one vote for each Share of which such person is the holder or for which such person holds a proxy and such vote shall be counted by ballot as described herein, or in the case of a general meeting at which one or more Members are present by telephonic or electronic means, in such manner as the chairman of the meeting may direct and the result of such poll shall be deemed to be the resolution of the meeting at which the poll was demanded and shall replace any previous resolution upon the same matter which has been the subject of a show of hands. A person entitled to more than one vote need not use all his votes or cast all the votes he uses in the same way.

33.3

A poll demanded for the purpose of electing a chairman of the meeting or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such time and in such manner during such meeting as the chairman (or acting chairman) of the meeting may direct. Any business other than that upon which a poll has been demanded may be conducted pending the taking of the poll.

33.4

Where a vote is taken by poll, each person physically present and entitled to vote shall be furnished with a ballot paper on which such person shall record his vote in such mariner as shall be determined at the meeting having regard to the nature of the question on which the vote is taken, and each ballot paper shall be signed or initialled or otherwise marked so as to identify the voter and the registered holder in the case of a proxy. Each person present by telephonic or electronic means shall cast his vote in such manner as the chairman shall direct. At the conclusion of the poll, the ballot papers and votes cast in accordance with such directions shall be examined and counted by a committee of not less than two Members or proxy holders appointed by the chairman for the purpose and the result of the poll shall be declared by the chairman.

34.	Voting by Joint Holders of Shares

In the case of joint holders, the vote of the senior who tenders a vote (whether in person or by proxy) shall be accepted to the exclusion of the votes of the other joint holders, and for this purpose seniority shall be determined by the order in which the names stand in the Register of Members.

35.	Instrument of Proxy

35.1	An instrument appointing a proxy shall be in writing in substantially the following form or such other form as the chairman of the meeting shall accept:

Proxy

Viking Holdings Ltd

(the “Company”)

I/We, [insert names here], being a Member of the Company with [number] shares, HEREBY APPOINT [name] of [address] or failing him, [name] of [address] to be my/our proxy to vote for me/us at the meeting of the Members to be held on the [ ] day of [ ] 20[ ] and at any adjournment thereof. (Any restrictions on voting to be inserted here.)

Signed this day [ ] of 20[ ]

Member(s)

35.2

The instrument appointing a proxy must be received by the Company at the registered office or at such other place or in such manner as is specified in the Notice convening the meeting or in any instrument of proxy sent out by the Company in relation to the meeting at which the person named in the instrument appointing a proxy proposes to vote, and an instrument appointing a proxy which is not received in the manner so prescribed shall be invalid.

35.3	A Member who is the holder of two or more Shares may appoint more than one proxy to represent him and vote on his behalf in respect of different Shares.

35.4	The decision of the chairman of any general meeting as to the validity of any appointment of a proxy shall be final.

36.	Representation of Corporate Member

36.1

A corporation which is a Member may, by written instrument, authorise such person or persons as it thinks fit to act as its representative at any meeting and any person so authorised shall be entitled to exercise the same powers on behalf of the corporation which such person represents as that corporation could exercise if it were an individual Member, and that Member shall be deemed to be present in person at any such meeting attended by its authorised representative or representatives.

36.2

Notwithstanding the foregoing, the chairman of the meeting may accept such assurances as he thinks fit as to the right of any person to attend and vote at general meetings on behalf of a corporation which is a Member.

37.	Adjournment of General Meeting

The chairman of a general meeting may, with the consent of the Members at any general meeting at which a quorum is present, and shall if so directed by the meeting, adjourn the meeting. Unless the meeting is adjourned to a specific date, place and time announced at the meeting being adjourned, fresh Notice of the date, place and time for the resumption of the adjourned meeting shall be given to each Member entitled to attend and vote thereat in accordance with these Bye-laws.

38.	Written Resolutions

38.1

Subject to these Bye-laws, anything which may be done by resolution of the Company in general meeting or by resolution of a meeting of any class of the Members may be done without a meeting by written resolution in accordance with this Bye-law.

38.2

Notice of a written resolution shall be given, and a copy of the resolution shall be circulated to all Members who would be entitled to attend a meeting and vote thereon. The accidental omission to give Notice to, or the non-receipt of a Notice by, any Member does not invalidate the passing of a resolution.

38.3

A written resolution is passed when it is signed by, or in the case of a Member that is a corporation, on behalf of, the Members who at the date that the Notice is given represent such majority of votes as would be required if the resolution was voted on at a meeting of Members at which all Members entitled to attend and vote thereat were present and voting.

38.4	A resolution in writing may be signed in any number of counterparts.

38.5

A resolution in writing made in accordance with this Bye-law is as valid as if it had been passed by the Company in general meeting or by a meeting of the relevant class of Members, as the case may be, and any reference in any Bye-law to a meeting at which a resolution is passed or to Members voting in favour of a resolution shall be construed accordingly.

38.6	A resolution in writing made in accordance with this Bye-law shall constitute minutes for the purposes of the Act.

38.7	This Bye-law shall not apply to

(a)	a resolution passed to remove an Auditor from office before the expiration of his term of office; or

(b)	a resolution passed for the purpose of removing a Director before the expiration of his term of office.

38.8

For the purposes of this Bye-law, the effective date of the resolution is the date when the resolution is signed by (or in the case of a Member that is a corporation on behalf of) the last Member whose signature results in the necessary voting majority being achieved and any reference in any Bye-law to the date of passing of a resolution is, in relation to a resolution made in accordance with this Bye-law, a reference to such date.

39.	Directors Attendance at General Meetings

The Directors shall be entitled to receive Notice of, attend and be heard at any general meeting.

DIRECTORS AND OFFICERS

40.	Election of Directors

40.1

The Board of Directors shall be elected or appointed in the first place at the statutory meeting of the Company and thereafter, except in the case of a casual vacancy, at the annual general meeting or at any special general meeting called for that purpose.

40.2	At any general meeting the Members may authorise the Board to fill any vacancy in their number left unfilled at a general meeting.

41.	Number of Directors

The Board shall consist of not less than one Director. The number of Directors fixed by the Board from time to time by Board resolution; provided that (a) until such time as an Investor shall cease to hold the Qualifying Ownership Interest, the number of directors on the Board may be increased or decreased only with the written consent of such Investor and (b) until such time as Viking Capital shall cease to hold at least 20% of the Viking Capital Closing Ownership, the number of directors on the Board may be increased or decreased only with the written consent of Viking Capital.

42.	Term of Office of Directors

Directors shall hold office for such term as the Members may determine or, in the absence of such determination, until the next annual general meeting or until their successors are elected or appointed or their office is otherwise vacated.

43.	Alternate Directors

43.1	At any general meeting, the Members may elect a person or persons to act as a Director in the alternative to any one or more Directors or may authorise the Board to appoint such Alternate Directors.

43.2	Unless the Members otherwise resolve, any Director may appoint a person or persons to act as a Director in the alternative to himself by Notice deposited with the Secretary.

43.3

Any person elected or appointed pursuant to this Bye-law shall have all the rights and powers of the Director or Directors for whom such person is elected or appointed in the alternative provided that such person shall not be counted more than once in determining whether or not a quorum is present.

43.4

An Alternate Director shall be entitled to receive Notice of all meetings of the Board and to attend and vote at any such meeting at which a Director for whom such Alternate Director was appointed in the alternative is not personally present and generally to perform at such meeting all the functions of such Director for whom such Alternate Director was appointed.

43.5	An Alternate Director’s office shall terminate —

(a)	in the case of an alternate elected by the Members:

i.

on the occurrence in relation to the Alternate Director of any event which, if it occurred in relation to the Director for whom he was elected to act, would result in the termination of that Director; or

ii.

if the Director for whom he was elected in the alternative ceases for any reason to be a Director; provided that the alternate removed in these circumstances may be re-appointed by the Board as an alternate to the person appointed to fill the vacancy; and

(b)	in the case of an alternate appointed by a Director:

i.	on the occurrence in relation to the Alternate Director of any event which, if it occurred in relation to his appointor, would result in the termination of the appointor’s directorship; or

ii.	when the Alternate Director’s appointor revokes the appointment by Notice to the Company in writing specifying when the appointment is to terminate; or

iii.	if the Alternate Director’s appointor ceases for any reason to be a Director.

44.	Removal of Directors

44.1

The Members entitled to vote for the election of Directors may, at any special general meeting convened and held in accordance with these Bye-laws, remove a Director provided that the Notice of any such meeting convened for the purpose of removing a Director shall contain a statement of the intention so to do and be served on such Director not less than 14 days before the meeting and at such meeting the Director shall be entitled to be heard on the motion for such Director’s removal.

44.2

If a Director is removed from the Board under this Bye-law the Members may fill the vacancy at the meeting at which such Director is removed. In the absence of such election or appointment, the Board may fill the vacancy.

45.	Vacancy in the Office of Director

45.1	The office of Director shall be vacated if the Director:

(a)	is removed from office pursuant to these Bye-laws or is prohibited from being a Director by law;

(b)	is or becomes bankrupt, or makes any arrangement or composition with his creditors generally;

(c)	is or becomes of unsound mind or dies; or

(d)	resigns his office by Notice to the Company.

45.2

The Board shall have the power to appoint any person as a Director to fill a vacancy on the Board occurring as a result of the death, disability, disqualification or resignation of any Director and to appoint an Alternate Director to any Director so appointed.

46.	Remuneration of Directors

The remuneration (if any) of the Directors shall be determined by the Company in general meeting and shall be deemed to accrue from day to day. The Directors may also be paid all travel, hotel and other expenses properly incurred by them in attending and returning from the meetings of the Board, any committee appointed by the Board, general meetings, or in connection with the business of the Company or their duties as Directors generally.

47.	Defect in Appointment

All acts done in good faith by the Board, any Director, a member of a committee appointed by the Board, any person to whom the Board may have delegated any of its powers, or any person acting as a Director shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any Director or person acting as aforesaid, or that he was, or any of them were, disqualified, be as valid as if every such person had been duly appointed and was qualified to be a Director or act in the relevant capacity.

48.	Directors to Manage Business

The business of the Company shall be managed and conducted by the Board. In managing the business of the Company, the Board may exercise all such powers of the Company as are not, by the Act or by these Bye-laws, required to be exercised by the Company in general meeting or which require the Requisite Investor Approval pursuant to Bye-law 49.

49.	Powers of the Board of Directors

49.1	Subject to the matters in Bye-laws 49.3 through 49.5 requiring the Requisite Investor Approval, the Board may:

(a)	appoint, suspend, or remove any manager, secretary, clerk, agent or employee of the Company and may fix their remuneration and determine their duties;

(b)

exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital, or any part thereof, and may issue debentures, debenture stock and other securities whether outright or as security for any debt, liability or obligation of the Company or any third party;

(c)

appoint one or more Directors to the office of managing director or chief executive officer of the Company, who shall, subject to the control of the Board, supervise and administer all of the general business and affairs of the Company;

(d)

appoint a person to act as manager of the Company’s day-to-day business and may entrust to and confer upon such manager such powers and duties as it deems appropriate for the transaction or conduct of such business;

(e)

by power of attorney, appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Board, to be an attorney of the Company for such purposes and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Board) and for such period and subject to such conditions as it may think fit and any such power of attorney may contain such provisions for the protection and convenience of persons dealing with any such attorney as the Board may think fit and may also authorise any such attorney to sub-delegate all or any of the powers, authorities and discretions so vested in the attorney;

(f)	procure that the Company pays all expenses incurred in promoting and incorporating the Company;

(g)

subject to Bye-law 49.2, delegate any of its powers, authorities and discretions to a committee of a minimum of three (3) or more Directors as it thinks fit, consistent with its fiduciary duties. Any committee so formed shall, in the exercise of the powers, authorities and discretions so delegated and in conducting its proceedings conform to any regulations which may be imposed upon it by the Board; provided that the meetings and proceedings of any such committee shall be governed by the provisions of these Bye-laws regulating the meetings and proceedings of the Board, so far as the same are applicable and are not superseded by directions imposed by the Board. Any such committee shall only have advisory functions and recommendations made by such a committee shall be approved by the Board at a duly convened meeting in accordance with Bye-law 58. Notwithstanding any delegation by the Board of any of its powers, authorities or discretions to any committee pursuant to this Bye-law, the Board shall remain responsible for the management of the Company in accordance with these Bye-laws and for the supervision of its delegates;

(h)	present any petition and make any application in connection with the liquidation or reorganisation of the Company;

(i)	in connection with the issue of any Share, pay such commission and brokerage as may be permitted by law; and

(j)

authorise any company, firm, person or body of persons to act on behalf of the Company for any specific purpose and in connection therewith to execute any deed, agreement, document or instrument on behalf of the Company.

49.2

In the event that the Board establishes any committee of the Board (a) for so long as an Investor holds a Qualifying Ownership Interest, the Board shall take all action required to cause at least one (1) Board Representative of such Investor to be appointed to such committee and (b) for so long as Viking Capital holds at least 20% of Viking Capital Closing Ownership, the Board shall take all action required to cause at least one (1) Board Representative of Viking Capital to be appointed to such committee, and each such Board Representative will serve at the pleasure of his or her respective Investor or Viking Capital, as applicable, until his or her earlier resignation or removal.

49.3

Subject to the proviso at the end of Bye-law 49.3, in each case, prior to an IPO, the Board shall ensure that the Company shall not, and shall not permit any of its Subsidiaries to, take (A) any of the following actions without first obtaining the approval of (1) for as long as Viking Capital or one of its Affiliates (excluding the Company or its Subsidiaries) holds at least 20% of the Viking Capital Closing Ownership, the consent of Viking Capital, and (2) the Requisite Investor Approval, or (B) any of the actions set forth in clauses (c) (solely with respect to transactions which are not on arm’s-length terms), (d) (solely with respect to clause (i) thereof), (g), (k) or (l) (solely with respect to an amendment that is material and adverse to the rights and obligations of the Series C Preferred Shares (in the case of the approval required pursuant to clause (B)(l)) of this Bye-law 49.3 without first obtaining the approval of (1) each Investor, for as long as such Investor holds any Series C Preference Shares or any Ordinary Shares issued upon conversion of such Series C Preference Shares and (2) Viking Capital, for so long as Viking Capital holds any shares:

(a)

issue Equity Securities other than (i) pursuant to the terms of either Warrant, (ii) Ordinary Shares issued upon the conversion of the Series C Preference Shares or (iii) Ordinary Shares or Ordinary Share Equivalents issued as a dividend on Ordinary Shares as permitted by these Bye-Laws; provided that no approval of any Investor shall be required for issuances of Equity Securities to employees, officers, consultants, advisors or service providers of the Company or any of its Subsidiaries pursuant to an equity incentive plan, compensatory, bonus, benefit or similar plan that has been approved by the Board or an authorised committee thereof;

(b)	enter into any Liquidation Event or Exit Process, initiate any public offering or direct listing of Ordinary Shares (other than a Qualified IPO occurring after June 1,

2023) or enter into any transaction with a special purpose acquisition company or “blank check” company;

(c)

enter into any transaction with any of its Affiliates or any Board member, shareholder or employee of the Company or any of its Subsidiaries involving aggregate payments or consideration in such transaction in excess of US$2.5 million (a “De Minimus Affiliate Transaction”); provided that the aggregate amount of payments or consideration for De Minimus Affiliate Transactions shall not exceed US$7.5 million in the aggregate in any fiscal year; provided, further, that no approval of any Investor shall be required (i) in connection with transactions between or among the Company and its Subsidiaries (other than any such transaction the primary purpose of which is to avoid paying the Series C Redemption Price), (ii) for the payment of any dividend in accordance with the Bye-laws, (iii) for any employment agreement, bonus plan, benefit plan, officer or director indemnification agreement or any similar employee arrangement entered into by the Company or any of its Subsidiaries on arm’s-length terms in the ordinary course of business or any payments pursuant thereto, including the payment of salaries, bonuses, compensation, equity, other employee benefits, advances and reimbursements of expenses (provided than any broad-based compensation, bonus, incentive or benefit plans shall have been approved by the Board) and (iv) in connection with an exchange of options issued pursuant to a plan entered into by the Company or any of its Subsidiaries for options issued pursuant to another plan entered into by the Company or any of its Subsidiaries (provided than any such plans shall have been approved by the Board);

(d)	(i) engage in any business other than a Permitted Business or (ii) expand the Company’s business to new markets or regions or nay new asset classes;

(e)

make any material acquisition or disposition of assets or securities, whether structured as an asset or equity purchase, merger, amalgamation, investment, joint venture, share exchange, reorganisation, recapitalisation or otherwise;

(f)	subject to Bye-law 49.5, incur Indebtedness (other than Permitted Indebtedness);

(g)	effect any redemption of, or make any dividend or distribution on, any Equity Securities other than the Series C Preference Shares except for dividends or distributions permitted by these Bye-laws;

(h)	approve the Company’s annual business plan or budget;

(i)	appoint or remove, or modify the compensation or employment terms of, any C-level executive;

(j)

incur any capital expenditures in excess of US$15,000,000 per expenditure or US$50,000,000 in the aggregate per fiscal year; provided that no individual ship order shall count towards the aggregate threshold for a fiscal year to the extent previously approved under this Bye-law 49.3;

(k)

permit the Company or any Material Subsidiary to commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or to consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of it or for any substantial part of its property, or to make any general assignment for the benefit of creditors; or

(l)	to enter into any amendment to the Bye-laws;

provided that, notwithstanding anything to the contrary herein, no Requisite Investor Approval shall be required with respect to an Excluded Matter.

49.4

Following any meeting of the Board or committee at which an action requiring the Requisite Investor Approval is approved, the Secretary shall promptly notify in writing (which may be sent via email) the Investors from whom the Requisite Investor Approval of such action is required to be sought and the applicable Investors shall, within twenty-four (24) hours following delivery of such notice, notify the Secretary in writing (which may be sent via email) as to whether such matter has been approved by such Investor, denied by such Investor or if such Investor desires additional time to consider such matter. If an Investor desires additional time to consider a matter, it shall notify the Company’s Secretary in writing of such request and indicate how much additional time it expects to require.

49.5

Notwithstanding Bye-law 49.3(f), provided that at such time Company Liquidity is less than $150,000,000, Viking Capital, PMI-3 or TPG, or any of their respective Affiliates shall be permitted to propose to fund Indebtedness in an amount not exceeding $750,000,000 (unless otherwise agreed in writing by Viking Capital, PMI-3 and TPG) (the “Rescue Indebtedness”) to the Company at such time by delivering a written notice to the Company, the Investors and/or Viking Capital, as applicable, setting forth the relevant terms of such proposal (the Person initially proposing such a transaction, the “Proposing Person”). Following receipt of such notice from the Proposing Person, Viking Capital and/or each of the Investors and any of their respective Affiliates may make a separate proposal in writing to the Company, with copies to Viking Capital and the other Investor(s) (as applicable), setting forth the relevant terms of such proposal, and the Company or its Subsidiaries, as the case may be, will select the proposal for such Rescue Indebtedness that has the terms most favourable to the Company of those proposed by Viking Capital and/or one of the Investors or their respective Affiliates, as determined by the Board (such proposal being selected, the “Selected Proposal”). Following the selection of the Selected Proposal, upon the request of Viking Capital, PMI-3 or TPG, the Company shall select and engage, at the Company’s expense, a qualified investment bank or financial advisor of international standing that has experience in the industry in which the Company and its Subsidiaries operate their businesses (the “Financial Advisor”) and shall request such Financial Advisor to assess the selected proposal and provide an opinion with respect to the reasonableness of the Selected Proposal to the Company as compared to terms and conditions otherwise potentially available to the Company for similar financing in the relevant market. The Financial Advisor shall provide its opinion within two (2) weeks from the date its engagement with the Company is finalized and shall take into account of all relevant factors in its assessment, including but not limited to market conditions, financial forecasts of the Company, and the terms and conditions of the Selected Proposal. The Company shall provide to the Financial Advisor reasonable assistance and access to information of the Company and its Subsidiaries and their respective management teams upon reasonable request of the Financial Advisor to render such opinion. If the Financial Advisor determines that the terms of the Selected Proposal are reasonable, the Company or its Subsidiaries, as the case may be, shall incur the Rescue Indebtedness pursuant to the terms of the Selected Proposal. The issuance of such Rescue Indebtedness shall (i) be subject to Bye-law 4.9 as if such Rescue Indebtedness constituted New Securities thereunder mutatis mutandis and (ii) not be subject to the separate approval of Viking Capital, the Requisite Investors or the Board.

50.	Register of Directors and Officers

The Board shall cause to be kept in one or more books at the registered office of the Company a Register of Directors and Officers and shall enter therein the particulars required by the Act.

51.	Appointment of Officers

The Members in general meeting shall appoint a Chairman of the Company who shall be a Director nominated by Viking Capital and who shall, if present, chair all general and Board meetings of the Company. The Board may appoint such other officers (who may or may not be Directors) as the Board may determine.

52.	Appointment of Secretary

The Secretary shall be appointed by the Board from time to time.

53.	Duties of Officers

The Officers shall have such powers and perform such duties in the management, business and affairs of the Company as may be delegated to them by the Board from time to time.

54.	Remuneration of Officers

The Officers shall receive such remuneration as the Board may determine.

55.	Conflicts of Interest

55.1

Any Director, or any Director’s firm, partner or any company with whom any Director is associated, may act in any capacity for, be employed by or render services to the Company and such Director or such Director’s firm, partner or company shall be entitled to remuneration as if such Director were not a Director. Nothing herein contained shall authorise a Director or a Director’s firm, partner or company to act as Auditor to the Company.

55.2	A Director who is directly or indirectly interested in a contract or proposed contract (an “Interested Director”) with the Company shall declare the nature of such interest as required by the Act.

55.3	An Interested Director who has complied with the requirements of the foregoing Bye-law may:

(a)	vote in respect such contract or proposed contract; and/or

(b)	be counted in the quorum for the meeting at which the contract or proposed contract is to be voted on,

and no such contract or proposed contract shall be void or voidable by reason only that the Interested Director voted on it or was counted in the quorum of the relevant meeting and the Interested Director shall not be liable to account to the Company for any profit realised thereby.

56.	Corporate Opportunities

Any Member or any of its Affiliates may engage in or possess an interest in other business ventures of any nature or description, independently or with others, similar or dissimilar to the business of the Company or any Subsidiary thereof, and the Company, any Subsidiary of the Company, the Directors, the directors of any Subsidiary of the Company and the other Members shall have no rights in and to such ventures or the income or profits derived therefrom, and the pursuit of any such venture, even if competitive with the business of the Company or any Subsidiary thereof, shall not be deemed wrongful or improper. To the fullest extent permitted by applicable law or regulation, no Member (other than any Member that may be employed by the Company), nor any of its Affiliates, shall be obligated to refer or present any particular business opportunity to the Company or any Subsidiary thereof even if such opportunity is of a character that, if referred or presented to the Company or any Subsidiary thereof, could be taken by the Company or any Subsidiary thereof, and any such Member or any of its Affiliates shall have the right to take for its own account (individually or as a partner, shareholder, member, participant or fiduciary) or to recommend to others such particular opportunity. Notwithstanding the foregoing, in the event a partner, shareholder, member or employee of a Member serving as a Director of the Company is presented with a particular business opportunity that is expressly designated as a corporate opportunity for the Company, solely as a result of such person acting in his or her capacity as a Director of the Company, then such Member shall present such opportunity to the Company and may not pursue such opportunity for itself or direct such opportunity to another person, unless the Company has declined to pursue such opportunity. The Company shall promptly notify the presenting Member if the Company declines to pursue any such opportunity.

57.	Indemnification and Exculpation of Directors and Officers

57.1

The Directors, Secretary and other Officers (such term to include any person appointed to any committee by the Board) for the time being acting in their capacity as a Director, Secretary or Officer in relation to any of the affairs of the Company, any subsidiary thereof, and the liquidator or trustees (if any) for the time being acting in their capacity as a Director, Secretary or Officer in relation to any of the affairs of the Company or any subsidiary thereof and every one of them, and their heirs, executors and administrators, shall be indemnified and secured harmless out of the assets of the Company from and against all actions, costs, charges, losses, damages and expenses which they or any of them, their heirs, executors or administrators, shall or may incur or sustain by or by reason of any act done, concurred in or omitted in or about the execution of their duty, or supposed duty, or in their respective offices or trusts, and none of them shall be answerable for the acts, receipts, neglects or defaults of the others of them or for joining in any receipts for the sake of conformity, or for any bankers or other persons with whom any moneys or effects belonging to the Company shall or may be lodged or deposited for safe custody, or for insufficiency or deficiency of any security upon which any moneys of or belonging to the Company shall be placed out on or invested, or for any other loss, misfortune or damage which may happen in the execution of their respective offices or trusts, or in relation thereto; provided that this indemnity shall not extend to any matter in respect of any fraud or dishonesty in relation to the Company which may attach to any of the said persons. Each Member agrees to waive any claim or right of action such Member might have, whether individually or by or in the right of the Company, against any Director or Officer on account of any action taken by such Director or Officer, or the failure of such Director or Officer to take any action as a Director; provided that such waiver shall not extend to any matter in respect of any fraud or dishonesty in relation to the Company which may attach to such Director or Officer.

57.2

The Company may purchase and maintain insurance for the benefit of any Director or Officer against any liability incurred by him under the Act in his capacity as a Director or Officer or indemnifying such Director or Officer in respect of any loss arising or liability attaching to him by virtue of any rule of law in respect of any negligence, default, breach of duty or breach of trust of which the Director or Officer may be guilty in relation to the Company or any subsidiary thereof.

57.3

The Company shall advance moneys to a Director or Officer for the costs, charges and expenses incurred by the Director or Officer in defending any civil or criminal proceedings against him, on condition that the Director or Officer shall repay the advance if any allegation of fraud or dishonesty in relation to the Company is proved against him.

MEETINGS OF THE BOARD OF DIRECTORS

58.	Board Meetings

The Board may meet for the transaction of business, adjourn and otherwise regulate its meetings as it sees fit. A resolution put to the vote at a meeting of the Board shall be carried by the affirmative votes of a majority of the votes cast; provided that prior to an IPO, (a) for so long as an Investor holds a Qualifying Ownership Interest, such majority must include the approval of at least one (1) Board Representative of such Investor (unless such vote is with respect to an Excluded Matter) and (b) for so long as Viking Capital holds at least 20% of the Viking Capital Closing Ownership, such majority must include the approval of at least one (1) Board Representative of Viking Capital (unless such vote is with respect to an Excluded Matter). In the event of an equality of votes for any resolution or matter put to a meeting of the Board, the Chairman shall have a second or casting vote in order to achieve a majority of votes (provided that such majority must include the approvals of the Board Representatives required by the second sentence of this Bye-Law 58 if otherwise required pursuant to such second sentence).

59.	Notice of Board Meetings

A Director may, and the Secretary on the requisition of a Director shall, at any time summon a meeting of the Board. Notice of a meeting of the Board shall be deemed to be duly given to a Director if it is communicated or sent to such Director by post, electronic means or other mode of representing words in a visible form at such Director’s last known address or in accordance with any other instructions given by such Director to the Company for this purpose at least 72 hours prior to the date of the meeting, unless all of the Directors waive such 72 hours’ notice. Such notice shall include the location, date and time of the meeting and any dial-in information to permit such Director to attend by telephonic means.

60.	Telephonic or Electronic Participation in Board Meetings

Directors shall be permitted to participate in any meeting by such telephonic or electronic means as permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously, and participation in such a meeting shall constitute presence in person at such meeting.

61.	Quorum at Board Meetings

The quorum necessary for the transaction of business at a meeting of the Board shall be one half of the total number of Directors; provided that if there is only one Director for the time being in office the quorum shall be one.

62.	Board to Continue in the Event of Vacancy

The Board may act notwithstanding any vacancy in its number but, if and so long as its number is reduced below the number fixed by these Bye-laws as the quorum necessary for the transaction of business at meetings of the Board, the continuing Directors or Director may act for the purpose of (i) summoning a general meeting; or (ii) preserving the assets of the Company.

63.	Chairman to Preside

Unless otherwise agreed by a majority of the Directors attending, the Chairman, if there be one, and if not, the President, if there be one, shall act as chairman at all meetings of the Board at which such person is present. In their absence a chairman shall be appointed or elected by the Directors present at the meeting.

64.	Written Resolutions

A resolution signed by all the Directors, which may be in counterparts, shall be as valid as if it had been passed at a meeting of the Board duly called and constituted, such resolution to be effective on the date on which the resolution is signed by the last Director. For the purposes of this Bye-law only, the term “Director” shall not include any Alternate Director.

65.	Validity of Prior Acts of the Board

No regulation or alteration to these Bye-laws made by the Company in general meeting shall invalidate any prior act of the Board which would have been valid if that regulation or alteration had not been made.

CORPORATE RECORDS

66.	Minutes

The Board shall cause minutes to be duly entered in books provided for the purpose:

(a)	of all elections and appointments of Officers;

(b)	of the names of the Directors present at each meeting of the Board and of any committee appointed by the Board; and

(c)	of all resolutions and proceedings of general meetings of the Members, meetings of the Board, meetings of managers and meetings of committees appointed by the Board.

67.	Place Where Corporate Records Kept

Minutes prepared in accordance with the Act and these Bye-laws shall be kept by the Secretary at the registered office of the Company.

68.	Form and Use of Seal

68.1	The Company may adopt a seal in such form as the Board may determine. The Board may adopt one or more duplicate seals for use in or outside Bermuda.

68.2

A seal may, but need not, be affixed to any deed, instrument, share certificate or document, and if the seal is to be affixed thereto, it shall be attested by the signature of (i) any Director, or (ii) any Officer, or (iii) the Secretary, or (iv) any person authorised by the Board for that purpose.

68.3	A Resident Representative may, but need not, affix the seal of the Company to certify the authenticity of any copies of documents.

ACCOUNTS

69.	Books of Account

69.1	The Board shall cause to be kept proper records of account with respect to all transactions of the Company and in particular with respect to:

(a)	all amounts of money received and expended by the Company and the matters in respect of which the receipt and expenditure relates;

(b)	all sales and purchases of goods by the Company; and

(c)	all assets and liabilities of the Company.

69.2

Such records of account shall be kept at the registered office of the Company, or subject to the Act, at such other place as the Board thinks fit and shall be available for inspection by the Directors during normal business hours.

70.	Financial Year End

The financial year end of the Company may be determined by resolution of the Board and failing such resolution shall be 31st December in each year.

AUDITS

71.	Annual Audit

Subject to any rights to waive laying of accounts or appointment of an Auditor pursuant to the Act, the accounts of the Company shall be audited at least once in every year.

72.	Appointment of Auditor

72.1	Subject to the Act, the Board shall appoint an auditor of the Company to hold office for such term as the Board deems fit or until a successor is appointed.

72.2	The Auditor may be a Member but no Director, Officer or employee of the Company shall, during his or her continuance in office, be eligible to act as an Auditor of the Company.

73.	Remuneration of Auditor

73.1	The remuneration of the Auditor appointed by the Members shall be fixed by the Company in general meeting or in such manner as the Members may determine.

73.2	The remuneration of the Auditor appointed by the Board to fill a casual vacancy in accordance with these Bye-laws shall be fixed by the Board.

74.	Duties of Auditor

74.1

The financial statements provided for by these Bye-laws shall be audited by the Auditor in accordance with generally accepted auditing standards. The Auditor shall make a written report thereon in accordance with generally accepted auditing standards.

74.2

The generally accepted auditing standards referred to in this Bye-law may be those of a country or jurisdiction other than Bermuda or such other generally accepted auditing standards as may be provided for in the Act. If so, the financial statements and the report of the Auditor shall identify the generally accepted auditing standards used.

75.	Access to Records

75.1

The Auditor shall at all reasonable times have access to all books kept by the Company and to all accounts and vouchers relating thereto, and the Auditor may call on the Directors or Officers for any information in their possession relating to the books or affairs of the Company.

75.2	Subject to the Act, Members shall not have access to any books kept by the Company or to any accounts and vouchers relating thereto.

76.	Financial Statements and Auditor’s Report

76.1	Subject to the following Bye-law, the financial statements and/or the auditor’s report as required by the Act shall

(a)	be laid before the Members at the annual general meeting; or

(b)	be received, accepted, adopted, approved or otherwise acknowledged by the Members by written resolution passed in accordance with these Bye-laws; or

(c)

in circumstances where the Company has elected to dispense with the holding of an annual general meeting, be made available to the Members in accordance with the Act in such manner as the Board shall determine.

76.2

If all Members and Directors shall agree, either in writing or at a meeting, that in respect of a particular interval no financial statements and/or auditor’s report thereon need be made available to the Members, and/or that no auditor shall be appointed then there shall be no obligation on the Company to do so.

76.3

All such financial statements shall be kept confidential by the Members and (save as may be required by any applicable law, the order of any court of competent jurisdiction or the rules of any relevant regulatory authority) shall not be disclosed by any Member to any person other than a Member, Director or Officer or any person authorised by the Board.

77.	Distribution of Auditor’s Report

The report of the Auditor shall be submitted to the Members in general meeting.

78.	Vacancy in the Office of Auditor

The Board may fill any casual vacancy in the office of the auditor.

VOLUNTARY WINDING-UP AND DISSOLUTION

79.	Winding-Up

If the Company shall be wound up the liquidator may, with the sanction of a resolution of the Members, divide amongst the Members (in accordance with Bye-law 4.4(c)) in specie or in kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may, for such purpose, set such value as he deems fair upon any property to be divided as aforesaid and may (in accordance with Bye-law 4.4(c)) determine how such division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like sanction, vest the whole or any part of such assets in the trustees upon such trusts for the benefit of the Members as the liquidator shall think fit, but so that no Member shall be compelled to accept any Shares or other securities or assets whereon there is any liability.

CHANGES TO CONSTITUTION

80.	Changes to Bye-laws

Subject to these Bye-laws, including, without limitation, Bye-law 49.3(l), no Bye-law may be rescinded, altered or amended and no new Bye-law may be made save in accordance with the Act and until the same has been approved by a resolution of the Members.

81.	Changes to the Memorandum of Association

No alteration or amendment to the Memorandum of Association may be made save in accordance with the Act and until same has been approved by a resolution of the Board and by a resolution of the Members.

82.	Amalgamation and Merger

Subject to Bye-law 49.3 and except in connection with an Excluded Matter, the Company shall not amalgamate or merge with any other company unless the amalgamation agreement or merger agreement, as applicable, relating thereto has been approved by a resolution of the Members, passed by not less than 75% of the votes entitled to be cast at the relevant meeting. The quorum for a general or class meeting convened to pass such a resolution shall be two or more persons present representing in person or by proxy in excess of 50% of the total voting rights entitled to vote on such resolution present throughout the meeting.

83.	Discontinuance

The Board may exercise all the powers of the Company to discontinue the Company in Bermuda and to continue the Company to a jurisdiction outside Bermuda pursuant to the Act.